EXHIBIT 99.1

10-K Amended Items for Period Ending December 31, 2002

Item 6. Selected Financial Data

The following table presents, as of and for the years ended December 31, selected financial data for the Corporation for each of the last 10 years. The selected financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 7, and with the Consolidated Financial Statements and notes thereto, Item 8. The information below is not necessarily indicative of the results of future operations.

Millions of Dollars, Except Per Share Amounts, Ratios and Employee Statistics	2002[b]	2001	2000[c]	1999	1998[d]	1997	1996	1995	1994[e]	1993[f]
For the Year Ended December 31 [a]
Operating revenue	11,159	10,830	10,765	10,175	9,480	10,133	7,825	6,510	5,455	5,063
Operating income (loss)	2,253	2,018	1,850	1,784	337	1,134	1,499	1,291	1,078	946
Income (loss) [g]	1,265	934	810	765	(101)	435	782	655	533	380
Net income (loss)	1,341	966	842	810	(633)	432	904	946	546	530
Per share – basic:
Income (loss) [g]	5.02	3.77	3.29	3.10	(0.41)	1.77	3.61	3.20	2.60	1.86
Net income (loss)	5.32	3.90	3.42	3.28	(2.57)	1.76	4.17	4.62	2.66	2.59
Per share – diluted:
Income (loss) [g]	4.78	3.65	3.22	3.05	(0.41)	1.75	3.58	3.19	2.59	1.85
Net income (loss)	5.05	3.77	3.34	3.22	(2.57)	1.74	4.14	4.60	2.66	2.58
Dividends per share	0.83	0.80	0.80	0.80	0.80	1.72	1.72	1.72	1.66	1.54
Operating cash flow	2,199	1,865	2,021	1,823	507	1,568	1,653	1,405	1,006	903

At December 31 [a]
Total assets	32,764	31,551	30,917	30,192	29,590	28,860	27,990	19,500	14,543	13,797
Total debt	7,703	8,078	8,351	8,636	8,687	8,510	8,016	6,350	4,462	4,105
Common shareholders’ equity	10,651	9,575	8,662	8,001	7,393	8,225	8,225	6,364	5,131	4,885
Equity per common share	41.99	38.26	35.09	32.29	29.88	33.30	33.35	30.96	24.92	23.81

Additional Data [a]
Rail commodity revenue	10,663	10,391	10,270	9,851	9,072	9,712	7,419	6,105	5,216	4,873
Rail carloads (000)	9,131	8,916	8,901	8,556	7,998	8,453	6,632	5,568	4,991	4,619
Rail operating margin (%)	21.0	19.3	17.7	18.0	4.6	12.6	20.9	21.9	22.1	20.9
Rail operating ratio (%)	79.0	80.7	82.3	82.0	95.4	87.4	79.1	78.1	77.9	79.1
Average employees (000)	47.3	48.7	50.5	52.5	53.6	54.0	41.4	35.2	30.8	30.1
Revenue per employee (000)	235.9	222.4	213.2	193.8	176.9	187.6	189.0	184.9	177.1	168.2

Financial Ratios (%) [a]
Debt to capital employed [h]	38.8	42.2	45.1	47.6	49.4	50.9	49.4	49.9	46.5	45.7
Return on equity [i]	13.3	10.6	10.1	10.5	(8.1)	5.3	12.4	16.5	10.9	11.1

[a]	Data included the effects of the acquisitions of Motor Cargo as of November 30, 2001, Southern Pacific Rail Corporation as of October 1, 1996, Chicago and North Western Transportation Company as of May 1, 1995, and Skyway Freight Systems, Inc. as of May 31, 1993, and reflects the disposition of the Corporation’s trucking subsidiary in 2003, natural resources subsidiary in 1996, waste management subsidiary in 1995 and logistics subsidiary in 1998 which were properly reflected as discontinued operations.
[b]	2002 net income includes $214 million pre-tax ($133 million after-tax) gains on asset dispositions. In addition, net income included a reduction of income tax expense of $67 million related to tax adjustments for prior years’ income tax examinations.
[c]	2000 operating income and net income included $115 million pre-tax ($72 million after-tax) work force reduction charge (see note 12 to the Consolidated Financial Statements, Item 8).
[d]	1998 net loss included a $547 million pre-and after-tax charge for the revaluation of OTC goodwill.
[e]	1994 net income included a net after-tax loss of $404 million from the sale of the Corporation’s waste management operations.
[f]	1993 net income included a net after-tax charge for the adoption of changes in accounting methods for income taxes, postretirement benefits other than pensions and revenue recognition, and a one-time charge for the deferred tax effect of the Omnibus Budget Reconciliation Act of 1993.
[g]	Based on results from continuing operations.
[h]	Debt to capital employed is as follows: total debt divided by debt plus equity plus convertible preferred securities.
[i]	Based on average common shareholders’ equity.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the Consolidated Financial Statements and applicable notes to the Consolidated Financial Statements, Item 8, and other information included in this Form 8-K.

Union Pacific Corporation (UPC or the Corporation) has one reportable business segment that operates primarily in the area of rail transportation, through its indirect wholly owned subsidiary, Union Pacific Railroad Company (UPRR) and UPRR’s subsidiaries and rail affiliates (collectively, the Railroad). The Consolidated Financial Statements also include discontinued trucking operations, consisting of Overnite Transportation Company (OTC) and Motor Cargo Industries, Inc. (Motor Cargo), both operating as separate and distinct subsidiaries of Overnite, Inc. (Overnite), an indirect wholly owned subsidiary of UPC (see note 14 to the Consolidated Financial Statements regarding the reclassification of the Corporation’s trucking segment as a discontinued operation).

CRITICAL ACCOUNTING POLICIES

The Corporation’s discussion and analysis of its financial condition and results of operations are based upon its Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires estimation and judgment that affect the reported amounts of revenues, expenses, assets, and liabilities. The Corporation bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The following are the Corporation’s critical accounting policies that affect significant areas of the Corporation’s operations and involve judgment and estimates. If these estimates differ materially from actual results, the impact on the Consolidated Financial Statements may be material.

Depreciation – Provisions for depreciation are computed principally on the straight-line method based on estimated service lives of depreciable property. The cost (net of salvage) of depreciable rail property retired or replaced in the ordinary course of business is charged to accumulated depreciation. Various methods are used to estimate useful lives for each group of depreciable property. Due to the capital intensive nature of the business and the large base of depreciable assets, variances to those estimates could have a material effect on the Corporation’s Consolidated Financial Statements.

Environmental – The Corporation generates and transports hazardous and non-hazardous waste in its current and former operations, and is subject to federal, state and local environmental laws and regulations. The Corporation has identified approximately 433 sites at which it is or may be liable for remediation costs associated with alleged contamination or for violations of environmental requirements. This includes 52 sites that are the subject of actions taken by the U.S. government, 27 of which are currently on the Superfund National Priorities List. Certain federal legislation imposes joint and several liability for the remediation of identified sites; consequently, the Corporation’s ultimate environmental liability may include costs relating to activities of other parties, in addition to costs relating to its own activities at each site.

When an environmental issue has been identified with respect to the property owned, leased or otherwise used in the conduct of the Corporation’s business, the Corporation and its consultants perform environmental assessments on such property. The Corporation expenses the cost of the assessments as incurred. The Corporation accrues the cost of remediation where its obligation is probable and such costs can be reasonably estimated.

The liability includes future costs for remediation and restoration of sites, as well as for ongoing monitoring costs, but excludes any anticipated recoveries from third parties. Cost estimates are based on information available for each site, financial viability of other potentially responsible parties, and existing technology, laws and regulations. The Corporation believes that it has adequately accrued for its ultimate share of costs at sites subject to joint and several liability. However, the ultimate liability for remediation is difficult to determine because of the number of potentially responsible parties involved, site-specific cost sharing arrangements with other potentially responsible parties, the degree of contamination by various wastes, the scarcity and quality of volumetric data related to many of the sites, and/or the speculative nature of remediation costs.

Income Taxes – The Corporation accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (FAS 109). The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. These expected future tax consequences are measured based on provisions of tax law as currently enacted; the effects of future changes in tax laws are not anticipated. Future tax law changes, such as a change in the corporate tax rate, could have a material impact on the Corporation’s financial position or its results of operations.

Pension and Postretirement Benefits – The Corporation incurs certain employment-related expenses associated with pensions and postretirement health benefits. In order to measure the expense associated with these benefits, management must make various estimates and assumptions, including discount rates used to value liabilities, assumed rates of return on plan assets, compensation increases, employee turnover rates, anticipated mortality rates and expected future healthcare costs. The estimates used by management are based on the Corporation’s historical experience as well as current facts and circumstances. The Corporation uses third-party actuaries to assist management in properly measuring the expense and liability associated with these benefits. Actual future results that vary from the previously mentioned assumptions could have a material impact on the Consolidated Financial Statements.

Recent declines in the equity markets have caused the market value of the plan assets to decrease. As a result, a minimum pension liability adjustment of $225 million, net of tax, ($141 million related to continuing operations and $84 million related to discontinued operations) was recorded in the fourth quarter of 2002 as a reduction to shareholders’ equity (see note 6 to the Consolidated Financial Statements, Item 8). Also, during 2002, the Corporation decreased its assumed long-term rate of return on pension plan assets from 10% to 9%. This assumption change resulted in a $16 million increase to 2002 pension expense. While the interest rate and asset return environment have significantly impacted the funded status of the Corporation’s plans, the Corporation does not have any minimum pension funding requirements, as set forth in employee benefit and tax laws.

Personal Injury and Occupational Illness – The cost of injuries to employees and others related to Railroad activities or in accidents involving the trucking segment is charged to expense based on actuarial estimates of the ultimate cost and number of incidents each year. Compensation for Railroad work-related accidents is governed by the Federal Employers’ Liability Act (FELA). Under FELA, damages are assessed based on a finding of fault through litigation or out-of-court settlements. The Railroad offers a comprehensive variety of services and rehabilitation programs for employees who are injured at work. Changes in estimates can vary due to evolving trends in litigation related to personal injury and occupational illness cases based on large jury awards and public pressures associated with certain occupational related injuries.

2002 COMPARED TO 2001 RESULTS OF OPERATIONS

Operations

Net Income – The Corporation reported net income of $1.34 billion ($5.32 per basic share and $5.05 per diluted share) in 2002 compared to $966 million ($3.90 per basic share and $3.77 per diluted share) in 2001. Income from continuing operations (see note 14 to the Consolidated Financial Statements) was $1.27 billion ($5.02 per basic share and $4.78 per diluted share) in 2002 compared to $934 million ($3.77 per basic share and $3.65 per diluted share) in 2001. The increase in income from continuing operations resulted from double digit operating income growth, lower interest costs, two large asset sale transactions (one with the Utah Transit Authority (UTA) for $141 million pre-tax and one with the Santa Clara Valley Transportation Authority (VTA) for $73 million pre-tax) and tax adjustments of $33 million for prior years’ income tax examinations. Operating income improved as revenue growth, lower fuel prices and productivity gains offset the effects of wage and benefit inflation and higher volume-related costs. Productivity is measured by both gross ton miles per inflation-adjusted expense dollar and gross ton miles per employee.

Operating Revenues – Operating revenue is comprised of rail commodity revenue and other revenues. Other revenues primarily include subsidiary revenue from various companies that are wholly owned or majority owned by the Railroad, revenue from the Chicago commuter rail operations and accessorial revenue earned due to customer detainment of Railroad owned or controlled equipment. The Corporation recognizes transportation revenues on a percentage-of-completion basis as freight moves from origin to destination. Other revenue is recognized as service is performed or contractual obligations are met. Operating revenues increased $329 million (3%) to a record $11.2 billion in 2002. Commodity revenue increased $272 million (3%) in 2002 driven by growth in the Automotive, Intermodal and Agricultural Products commodity groups. Other revenue increased $57 million (13%) due to increased passenger, subsidiary, and accessorial revenues.

The following tables summarize the year-over-year changes in rail commodity revenue, revenue carloads and average revenue per car by commodity type:

Commodity Revenue in Millions of Dollars	2002	2001	Change
Agricultural	$1,506	$1,454	4%
Automotive	1,209	1,118	8
Chemicals	1,575	1,545	2
Energy	2,343	2,399	(2)
Industrial Products	2,035	1,970	3
Intermodal	1,995	1,905	5

Total	$10,663	$10,391	3%

Revenue Carloads in Thousands	2002	2001	Change
Agricultural	881	876	1%
Automotive	818	763	7
Chemicals	904	879	3
Energy	2,164	2,161	—
Industrial Products	1,413	1,405	1
Intermodal	2,951	2,832	4

Total	9,131	8,916	2%

Average Revenue Per Car	2002	2001	Change
Agricultural	$1,709	$1,660	3%
Automotive	1,477	1,465	1
Chemicals	1,742	1,756	(1)
Energy	1,083	1,111	(3)
Industrial Products	1,440	1,402	3
Intermodal	676	673	—

Total	$1,168	$1,165	—%

Agricultural – Revenue increased 4%, due to a 1% increase in carloads coupled with a 3% increase in average revenue per car. Meals and oils carloads increased due to strong export demand and more shipments to Mexico. Corn shipments to Mexico also increased. Revenue gains were also achieved through increased shipments of cottonseed, ethanol used as a fuel additive and frozen french fries. Average revenue per car increased due to a higher average length of haul, resulting from fewer short-haul empty storage moves and corn processor shipments combined with increased long-haul meals and oils and animal feed shipments.

Automotive – Revenue increased 8%, as a result of a 7% increase in carloads and a 1% increase in average revenue per car. Volume growth resulted from market share gains for finished vehicles, where carloads were up 11% despite a decline in U.S. light vehicle sales. Materials shipments declined 1%, due primarily to reduced production in Mexico. Market share gains partially offset the decline. Average revenue per car increased due to a shift in mix of carloads shipped, resulting from increased higher average revenue per car vehicles shipments and a decline in lower average revenue per car materials shipments. In addition, average length of haul for vehicle shipments increased.

Chemicals – Revenue increased 2%, as a result of a 3% increase in carloads and a 1% decrease in average revenue per car. Volume increased for liquid and dry chemicals due to relatively higher economic demand from industrial manufacturers. Plastics shipments rose as a result of increased demand for consumer durables. Revenue also increased due to higher domestic demand for fertilizer and demand for domestic and export soda ash shipments. Average revenue per car declined due to changes in customer contract terms.

Energy – Energy commodity revenue decreased 2% as average revenue per car declined 3%. Records were set for total carloads and coal trains loaded per day in the Southern Powder River Basin in Wyoming. Results were achieved through favorable weather conditions and improved cycle times. Offsetting the volume increase were reduced West Coast export shipments originating from the Colorado and Utah mining regions. Average revenue per car declined due to the impact of contract price negotiations on expiring long-term contracts with certain major customers.

Industrial Products – Revenue increased 3%, due to a slight increase in carloads coupled with a 3% increase in average revenue per car. Increased lumber shipments were the primary growth driver, due to strong housing construction and greater production in the Pacific Northwest region. Stone shipments increased due to strong building and road construction activity in the South. Revenue also increased for paper and newsprint commodities due to higher general demand. Reduced shipments of steel and metallic shipments in the first three quarters partially offset these increases. However, steel shipments rebounded in the fourth quarter as new U.S. tariffs made domestic producers more price-competitive with foreign producers. Average revenue per car increased due to price increases and a greater mix of longer average length of haul.

Intermodal – Revenue increased 5%, primarily due to a 4% increase in carloads. Volumes increased due to higher international shipments, resulting from strong import demand and market share gains in some segments. These gains were partially offset by the labor dispute between the International Longshoreman and Warehouse Union (ILWU) and the Pacific Maritime Association, which had a significant impact on intermodal volumes during the fourth quarter, primarily in October. Revenue declined for domestic shipments, due to soft market demand and the voluntary action of shedding low-margin trailer business in favor of higher-margin containers. The slight increase in average revenue per car was the result of price increases, offset by the mix impact of more lower revenue per car international shipments.

Mexico Business – In 2002 and 2001, respectively, UPRR generated $873 million and $860 million of revenues from rail traffic with businesses located in Mexico, which is included in the rail commodity revenue reported above. Shipments increased for agricultural products, chemicals, and industrial products commodity groups. Increased revenue for agricultural products resulted from higher corn and meal exports as well as increased beer imports. Increased chemicals business consisted of plastics exports, in addition to higher imports and exports of liquid and dry chemicals. The increase in industrial products resulted from higher imports and exports of steel and scrap and exports of pulp and paper products. Reduced automobile production partially offset these gains resulting in fewer shipments of parts and finished vehicles.

Operating Expenses – Operating expenses increased $94 million (1%) to $8.9 billion in 2002 from $8.8 billion in 2001. The increase in expenses reflects wage and benefit inflation, higher equipment rents and depreciation expenses and increased casualty, purchased services and other costs. These increases were partially offset by a 3% reduction in employment levels at the Railroad, lower fuel prices and cost control efforts. Lower fuel prices for the Railroad of 73 cents per gallon in 2002 versus 88 cents per gallon in 2001, reduced fuel expense by $198 million in 2002.

Salaries, Wages and Employee Benefits – Salaries, wages and employee benefits increased $108 million (3%) in 2002 to $3.7 billion. Increases were driven by inflation and volume-related costs related to a 4% increase in gross ton miles. A 3% reduction in employee force levels in conjunction with worker productivity improvements partially offset the inflation and higher volume-related costs.

Equipment and Other Rents – Equipment and other rents primarily includes rental expense the Railroad pays for freight cars owned by other railroads or private companies; freight car, intermodal and locomotive leases; other specialty equipped vehicle leases; and office and other rentals. Expenses increased $26 million (2%) compared to 2001 due primarily to higher locomotive leases and volume-related costs, partially offset by savings from lower car cycle times (the average number of accumulated days per load or cycle that loaded and empty cars from other railroads spend on UPRR’s system) and rental prices for private cars. The higher locomotive lease expense is due to the Railroad’s increased leasing of new, more reliable and fuel efficient locomotives. These new locomotives replaced older, non-leased models in the fleet, which helped reduce expenses for depreciation, labor, materials and fuel during the year. The increase in volume costs is primarily due to increased shipments of finished autos that almost exclusively utilize rented freight cars. The reduction in car cycle times is attributable to increased volume demand and better car utilization.

Depreciation – The majority of depreciation relates to track structure, including rail, ties and other track material. Depreciation expense increased $21 million (2%) over 2001 as a result of higher capital spending in recent years. Capital spending totaled $1.7 billion in 2002 and $1.6 billion in 2001.

Fuel and Utilities – Fuel and utilities is comprised of locomotive fuel, utilities other than telephone, and gasoline and other fuels. Expenses declined $184 million (15%) in 2002. The decrease was driven by lower fuel prices and a record low fuel consumption rate, as measured by gallons consumed per thousand gross ton miles. Fuel prices averaged 73 cents per gallon in 2002 compared to 88 cents per gallon in 2001 (including taxes, transportation costs and regional pricing spreads). The Railroad hedged approximately 42% of its fuel consumption for the year, which decreased fuel costs by $55 million. As of December 31, 2002, expected fuel consumption for 2003 is 7% hedged at 58 cents per gallon excluding taxes, transportation costs and regional pricing spreads (see note 2 to the Consolidated Financial Statements, Item 8).

Materials and Supplies – Materials used for the maintenance of the Railroad’s track, facilities and equipment is the principal component of materials and supplies expense. Office, small tools and other supplies and the costs of freight services purchased to ship company materials are also included. Expenses decreased $11 million (2%), primarily reflecting a reduction in the number of locomotives overhauled. Materials expense for locomotive overhauls decreased due to the use of new, more-reliable locomotives during the past several years, the sale of older units, which required higher maintenance, and increased outsourcing of locomotive maintenance. Partially offsetting the reductions in locomotive overhauls was an increase in cost for freight car repairs.

Casualty Costs – The largest component of casualty costs is personal injury expense. Freight and property damage, insurance, environmental matters and occupational illness expense are also included in casualty costs. Costs increased $30 million (9%) compared to 2001, as higher personal injury and insurance costs were partially offset by lower costs for freight damage.

Purchased Services and Other Costs – Purchased services and other costs include the costs of services purchased from outside contractors, state and local taxes, net costs of operating facilities jointly used by UPRR and other railroads, transportation and lodging for train crew employees, trucking and contracting costs for intermodal containers, leased automobile maintenance expenses, telephone and cellular expense, employee travel expense and computer and other general expenses. Expenses increased $104 million (13%) compared to 2001 primarily due to increased spending for contract services, jointly operated facilities and state and local taxes.

Operating Income – Operating income increased $235 million (12%) to a record $2.3 billion in 2002, as revenue growth, productivity gains and lower fuel prices more than offset inflation, increased depreciation expense and higher rail costs due to increased rail volume.

Non-Operating Items – Interest expense decreased $68 million (10%) compared to 2001 due to lower weighted-average debt levels and weighted-average interest rates in 2002. In 2002, the Corporation’s weighted-average debt level (including the Convertible Preferred Securities) decreased from $9,979 million in 2001 to $9,523 million in 2002. The Corporation’s weighted-average interest rate was 6.6% in 2002 as compared to 7.0% in 2001. Other income increased $163 million in 2002 compared to 2001 due primarily to the asset sale transactions with the UTA and VTA. Income tax expense increased $135 million (25%) in 2002 over 2001 as a result of higher pre-tax income levels in 2002 which was partially offset by a tax adjustment for prior years.

Key Measures – Income from continuing operations as a percentage of operating revenues increased to 11.3% in 2002 from 8.6% in 2001. Return on average common shareholders’ equity was 13.3% in 2002, up from 10.6% in 2001. The Corporation’s operating margin was 20.2% in 2002 compared to 18.6% in 2001.

Discontinued Operations

In 2002, trucking revenues rose $189 million (17%) to $1.33 billion. The increase was primarily related to Motor Cargo ($132 million). The additional revenue increase of $57 million was due to an increase in volume of 5%, yield improvements, and higher revenue for special services, partially offset by lower fuel surcharge revenue as a result of lower fuel prices in 2002. Included in the volume improvement was additional business realized as a result of the forced closure of Consolidated Freightways in September 2002. Trucking operations generated operating income of $71 million in 2002, an increase of $17 million over 2001. Motor Cargo contributed $9 million of the increase. The operating margin was 5.3% compared to 4.7% in 2001. Motor Cargo improved the operating margin by 0.2 percentage points in 2002. For the year, income from discontinued operations was $76 million compared to $32 million in 2001 which included a one-time benefit in 2002 of $34 million as a result of the resolution of certain tax matters with the Internal Revenue Service, which was accounted for as a reduction of income tax expense during the period.

2001 COMPARED TO 2000 RESULTS OF OPERATIONS

Operations

Net Income – The Corporation reported net income of $966 million ($3.90 per basic share and $3.77 per diluted share) in 2001 compared to $842 million ($3.42 per basic share and $3.34 per diluted share) in 2000. Income from continuing operations (see note 14 to the Consolidated Financial Statements) was $934 million ($3.77 per basic share and $3.65 per diluted share) in 2001 compared to $810 million ($3.29 per basic share and $3.22 per diluted share) in 2000. The increase in income from continuing operations was due primarily to the effect of a $115 million pre-tax charge in 2000 combined with revenue growth, productivity gains and cost control, lower non-operating expense and lower fuel prices in 2001.

Operating Revenues – Operating revenue is comprised of rail commodity revenue and other revenues. Other revenues primarily include subsidiary revenue from various companies that are wholly owned or majority owned by the Railroad, revenue from the Chicago commuter rail operations and accessorial revenue earned due to customer detainment of Railroad owned or controlled equipment. Operating revenues increased $65 million (1%) to $10.8 billion in 2001. Commodity revenue increased $121 million (1%) in 2001 to $10.4 billion driven by growth in the Agricultural Products and Energy commodity groups. Other revenue decreased $56 million (11%) due to lower switching, subsidiary and accessorial revenues.

The following tables summarize the year-over-year changes in rail commodity revenue, revenue carloads and average revenue per car by commodity type:

Commodity Revenue in Millions of Dollars	2001	2000	Change
Agricultural	$1,454	$1,400	4%
Automotive	1,118	1,182	(5)
Chemicals	1,545	1,640	(6)
Energy	2,399	2,154	11
Industrial Products	1,970	1,985	(1)
Intermodal	1,905	1,909	—

Total	$10,391	$10,270	1%

Revenue Carloads in Thousands	2001	2000	Change
Agricultural	876	873	—%
Automotive	763	815	(6)
Chemicals	879	936	(6)
Energy	2,161	1,930	12
Industrial Products	1,405	1,431	(2)
Intermodal	2,832	2,916	(3)

Total	8,916	8,901	—%

Average Revenue Per Car	2001	2000	Change
Agricultural	$1,660	$1,604	3%
Automotive	1,465	1,450	1
Chemicals	1,756	1,752	—
Energy	1,111	1,116	—
Industrial Products	1,402	1,387	1
Intermodal	673	655	3

Total	$1,165	$1,154	1%

Agricultural – Revenue increased 4%, due primarily to a 3% increase in average revenue per car. Carloads were flat, as higher corn shipments and meals and oils exports were offset by a decrease in demand for domestic and export wheat shipments and a poor sugar-beet harvest. Revenue gains were also achieved through increased beer imports from Mexico, wine shipments from California to eastern markets, express service of fresh and frozen products and increased demand for cottonseed. Average revenue per car increased due to a longer average length of haul, resulting from fewer short-haul wheat and sweetener shipments combined with increased long-haul domestic and Mexico corn shipments.

Automotive – Revenue declined 5% as a result of a 6% decrease in carloads and a 1% increase in average revenue per car. Materials volumes declined 16%, as the soft economy and a decline in vehicle sales led to high inventories, low industry production and auto plant shutdowns. Total finished vehicle shipments declined only 1%, as industry weakness was mitigated by market share gains. Consumer incentives in the fourth quarter stimulated vehicle sales and helped offset weakness early in the year. Average revenue per car increased due to a shift in mix of materials shipped, resulting from fewer shipments of materials with lower average revenue per car. Additionally, more materials were shipped in boxcars rather than containers, which yield higher average revenue per car than containers.

Chemicals – Revenue declined 6%, due to a 6% decrease in carloads. Volume declines were the result of the soft economy, as reduced demand for consumer durables led to high manufacturer inventories and weak demand for plastics. Reduced industrial manufacturing also depressed demand for liquid and dry chemicals. Fertilizer and phosphate rock revenues decreased as high energy costs early in the year reduced the market for these commodities. Average revenue per car was flat, as the positive impact of fewer low average revenue per car phosphate rock shipments was offset by a decrease in average revenue per car for soda ash shipments.

Energy – Energy commodity revenue increased 11% compared to 2000, due to a 12% increase in carloads. Records were set in 2001 for total carloads, revenue and coal trains loaded per day in the Southern Powder River Basin in Wyoming and in the coal mining regions of Colorado and Utah. These increases were driven by strong utility demand caused by severe winter weather in late 2000 and the first quarter of 2001. In the first half of the year, demand for coal also increased due to the high cost of alternative fuels, such as natural gas, fuel oil and higher-priced eastern-sourced coal. Carloads also increased due to gains in market share.

Industrial Products – Revenue decreased 1%, as a 2% decline in carloads was partially offset by a 1% increase in average revenue per car. The decline was mainly the result of the economic slowdown, which had a negative effect on many economically sensitive commodities including steel and paper markets. Steel producers were additionally impacted by high levels of low-cost imported steel, which forced plant shutdowns and bankruptcies. Newsprint and fiber revenue declined due to lack of demand for printed advertising. Partially offsetting these declines were increases in construction-related commodities, led by stone and cement, as strong building and road construction activity continued in the South and Southwestern regions of the country. Lumber volumes increased due to strong housing construction and uncertainty surrounding restrictions on Canadian lumber imports. Average revenue per car increased due to price increases and a greater mix of longer average length of haul business. These gains were partially offset by the impact of increased shipments of stone, which generates lower average revenue per car.

Intermodal – Revenue was flat, as a 3% decline in carloads was offset by a 3% increase in average revenue per car. The volume decrease was primarily the result of soft economic demand for domestic shipments. In addition, the voluntary action of shedding low-margin trailer business in favor of higher-margin containers contributed to the decline. Partially offsetting the domestic declines were increases in international shipments, the result of higher import demand. The increase in average revenue per car was primarily the result of price increases.

Operating Expenses – Operating expenses decreased $103 million (1%) to $8.8 billion in 2001. Excluding the $115 million work force reduction charge in 2000, operating expenses were essentially flat. Higher expenses as a result of inflation, higher equipment rents expense and depreciation were offset by savings from lower force levels, productivity gains and cost control efforts and lower fuel prices.

Salaries, Wages and Employee Benefits – Salaries, wages and employee benefits decreased $75 million (2%) in 2001 to $3.6 billion. The decrease was due to the $115 million work force reduction charge in 2000 combined with a 4% reduction in employee force levels as a result of the work force reduction plan. Partially offsetting these factors was wage and employee benefits inflation and added volume costs from a 3% gross ton mile increase.

Equipment and Other Rents – Expenses increased $30 million (3%) compared to 2000 due primarily to higher locomotive lease expense and longer car cycle times. The higher locomotive lease expense is due to the Railroad’s increased leasing of new, more reliable and fuel efficient locomotives. These new locomotives replaced older, non-leased models in the fleet, which helped reduce expenses for depreciation, labor, materials and fuel during the year. The increase in car cycle times is partially attributable to a decline in automotive shipments earlier in the year, which resulted in excess freight cars being stored at assembly plants and unloading facilities. Partially offsetting the increases in expenses were lower volume costs, lower car leases and lower prices for equipment. The decrease in volume costs was attributable to a decline in carloads in commodity groups such as Industrial Products and Intermodal that utilize a high percentage of rented freight cars.

Depreciation – Depreciation expense increased $34 million (3%) over 2000, resulting from capital spending in recent years. Capital spending totaled $1.6 billion in 2001, $1.5 billion in 2000 and $1.8 billion in 1999.

Fuel and Utilities – Expenses decreased $29 million (2%). The decrease was driven by lower fuel prices and a record low fuel consumption rate, as measured by gallons consumed per thousand gross ton miles. Fuel prices averaged 88 cents per gallon in 2001 compared to 90 cents per gallon in 2000, including taxes, transportation costs and regional pricing spreads of 17 cents and 13 cents in 2001 and 2000, respectively. The Railroad hedged approximately 32% of its fuel consumption for the year, which increased fuel costs by $20 million. As of December 31, 2001, expected fuel consumption for 2002 is 44% hedged at 56 cents per gallon excluding taxes, transportation costs and regional pricing spreads and for 2003 is 5% hedged at 56 cents per gallon excluding taxes, transportation costs and regional pricing spreads (see note 2 to the Consolidated Financial Statements, Item 8).

Materials and Supplies – Expenses decreased $58 million (11%), reflecting locomotive overhaul reductions and productivity improvements and cost control measures. Locomotive overhauls decreased due to acquisition of new, more-reliable locomotives during the year and the sale of older units, which required higher maintenance. Materials and supplies expenses related to car maintenance also declined due to lower business levels in the industrial products and automotive commodity groups. The cars utilized in these commodity groups normally require more maintenance than the cars utilized within the other commodity groups.

Casualty Costs – Costs increased $9 million (3%) compared to 2000, as higher insurance, bad debt and environmental expenses were partially offset by lower personal injury costs and lower costs for damaged freight cars.

Other Costs – Expenses decreased $14 million (2%) compared to 2000 primarily due to decreased drayage costs and contract costs as well as other cost control measures partially offset by higher state and local taxes.

Operating Income – Operating income increased $168 million (9%) to $2.0 billion in 2001. This was due to the $115 million work force reduction charge in 2000 and in 2001 by revenue growth, productivity gains and lower fuel prices.

Non-Operating Items – Interest expense decreased $22 million (3%) compared to 2000 due to lower weighted-average debt levels and weighted-average interest rates in 2001. In 2001, the Corporation’s weighted-average debt level decreased from $10,043 million in 2000 to $9,979 million in 2001. The Corporation’s weighted-average interest rate was 7.0% in 2001 as compared to 7.2% in 2000. Other income increased $33 million (26%) in 2001 compared to 2000 due primarily to higher real estate sales. Income tax expense increased $99 million (22%) in 2001 over 2000. The increase was a result of higher pretax income levels in 2001, partially due to the $115 million work force reduction charge in 2000, and an increase in the effective tax rate from 35.5% in 2000 to 36.8% in 2001.

Key Measures – Income from continuing operations as a percentage of operating revenues increased to 8.6% in 2001 from 7.5% in 2000. Return on average common shareholders’ equity was 10.6% in 2001, up from 10.1% in 2000. The Corporation’s operating margin was 18.6% in 2001 compared to 17.2% in 2000.

Discontinued Operations

In 2001, trucking revenues rose $30 million (3%) to $1,143 million. The growth resulted from rate increases, new services and $10 million in incremental revenue due to the acquisition of Motor Cargo. Tonnage for the year was flat compared to 2000. Trucking operations generated operating income of $54 million in 2001, compared to $53 million for 2000. The operating ratio increased to 95.3%, compared to 95.2% in 2000. For the year, income from discontinued operations was $32 million which was essentially flat from 2000.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2002, the Corporation’s principal sources of liquidity included cash, cash equivalents, the sale of receivables, and revolving credit facilities, as well as issuance of commercial paper and other sources of financing through the capital markets. The Corporation had $1.875 billion of credit facilities available, of which there were no borrowings outstanding as of December 31, 2002. The sale of receivables program is subject to certain requirements including the maintenance of an investment grade bond rating. If the Corporation’s bond rating were to deteriorate, it could have an adverse impact on the liquidity of the Corporation. Receivables sold as of December 31, 2002 were $600 million. Access to commercial paper is dependent on market conditions. Deterioration of the Corporation’s operating results or financial condition due to internal or external factors could negatively impact the Corporation’s ability to utilize commercial paper as a source of liquidity. Liquidity through the capital markets is also dependent on the financial stability of the Corporation.

Financial Condition

Cash from operations was $2.2 billion, $1.9 billion and $2.0 billion in 2002, 2001 and 2000, respectively. The increase from 2001 to 2002 is the result of higher net income, partially offset by pension plan funding. The decrease from 2000 to 2001 was primarily due to the timing of large cash payments, including the payments for the work force reduction plan in 2001.

Cash used in investing activities was $1.3 billion in 2002 and $1.4 billion in 2001 and in 2000. The decrease from 2001 to 2002 was due to higher real estate sales, a warranty refund from a vendor and a dividend from an affiliate in 2002 being partially offset by higher capital spending. The amount remained essentially flat from 2000 to 2001 as reduced capital spending and higher asset sales in 2001 were offset by the receipt of cash dividends in 2000.

The following table details capital expenditures for the years ended December 31, 2002, 2001 and 2000 (includes capital leases of $126 million, $124 million and $201 million, respectively):

Capital Expenditures Millions	2002	2001	2000
Track	$1,200	$1,125	$1,066
Locomotives	187	176	250
Freight cars	11	27	55
Facilities and other	422	368	379

Total	$1,820	$1,696	$1,750

Cash used in financing activities was $599 million, $484 million and $684 million in 2002, 2001 and 2000, respectively. The increase from 2001 to 2002 reflects lower financings ($648 million in 2002 versus $881 million in 2001), partly offset by an increase in the proceeds from the exercise of stock options ($150 million in 2002 versus $52 million in 2001). The decrease from 2000 to 2001 reflects higher financings in 2001 ($881 million in 2001 versus $305 million in 2000) and an increase in stock option proceeds ($52 million in 2001 versus $3 million in 2000), partially offset by higher debt repayments ($1.2 billion in 2001 versus $793 million in 2000).

Including the convertible preferred securities (see note 4 to the Consolidated Financial Statements, Item 8) as an equity instrument, the ratio of debt to total capital employed was 38.8%, 42.2% and 45.1% at December 31, 2002, 2001 and 2000, respectively.

For the years ended December 31, 2002, 2001, and 2000, the Corporation’s ratio of earnings to fixed charges was 3.8, 2.9 and 2.4, respectively. The ratio of earnings to fixed charges has been computed on a consolidated basis. Earnings represent income from continuing operations less equity in undistributed earnings of unconsolidated affiliates, plus fixed charges and income taxes. Fixed charges represent interest charges, amortization of debt discount, and the estimated amount representing the interest portion of rental charges.

Contractual Obligations and Commercial Commitments

As described in the notes to the Consolidated Financial Statements, Item 8, as referenced in the tables below, the Corporation has contractual obligations and commercial commitments that may affect the financial condition of the Corporation. However, based on management’s assessment of the underlying provisions and circumstances of the material contractual obligations and commercial commitments of the Corporation, including material sources of off-balance sheet and structured finance arrangements, there is no known trend, demand, commitment, event or uncertainty that is reasonably likely to occur which would have a material adverse effect on the Corporation’s consolidated results of operations, financial condition or liquidity. In addition, the commercial obligations, financings and commitments made by the Corporation are customary transactions which are similar to those of other comparable industrial corporations, particularly within the transportation industry.

The following tables identify material obligations and commitments as of December 31, 2002:

		Payments Due by Period
Contractual Obligations Millions of Dollars	Total	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years
Debt (note 4) [a]	$6,194	$169	$1,144	$1,259	$3,622
Operating leases (note 5)	3,237	426	737	563	1,511
Capital lease obligations (note 5)	2,446	210	407	360	1,469
Unconditional purchase obligations (note 9) [b]	404	224	180	—	—

Total contractual obligations	$12,281	$1,029	$2,468	$2,182	$6,602

[a]	Excludes capital lease obligations of $1,457 million and market value adjustments for debt with qualifying hedges that are recorded as assets on the Consolidated Statements of Financial Position.
[b]	Unconditional purchase obligations represent multi-year contractual commitments to purchase assets at fixed prices and fixed volumes. These commitments are made in order to take advantage of pricing opportunities and to insure availability of assets to meet quality and operational requirements. Excluded are annual contracts made in the normal course of business for performance of routine services, as well as commitments where contract provisions allow for cancellation.

		Amount of Commitment Expiration Per Period
Other Commercial Commitments Millions of Dollars	Total Amounts Committed	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years
Credit facilities (note 4)	$1,875	$875	$1,000	$—	$—
Convertible preferred securities (note 4)	1,500	—	—	—	1,500
Sale of receivables (note 2)	600	600	—	—	—
Guarantees (note 9) [a]	368	14	22	13	319
Standby letters of credit (note 9)	52	45	7	—	—

Total commercial commitments	$4,395	$1,534	$1,029	$13	$1,819

[a]	Includes guaranteed obligations of affiliated operations.

Financing Activities

Credit Facilities – The Corporation had no commercial paper borrowings outstanding as of December 31, 2002. Commercial paper is issued from time to time for working capital needs and is supported by $1.875 billion in credit facilities, of which $875 million expires in March 2003, with the remaining $1.0 billion expiring in 2005. The credit facility for $875 million includes $825 million that was entered into during March 2002 and $50 million entered into during June 2002. The $1.0 billion credit facility was entered into during March 2000. The Corporation has the option to hold higher cash balances in addition to or in replacement of the credit facilities to support commercial paper. These credit facilities also allow for borrowings at floating (LIBOR-based) rates, plus a spread, depending upon the Corporation’s senior unsecured debt ratings. The credit facilities are designated for general corporate purposes, and none of the credit facilities were used as of December 31, 2002. Commitment fees and interest rates payable under the facilities are similar to fees and rates available to comparably rated investment-grade borrowers. The Corporation is reviewing rollover options for the credit facility that expires in March 2003.

Shelf Registration Statement – During January 2002, under an existing shelf registration statement, the Corporation issued $300 million of 6 1/8% fixed rate debt with a maturity of January 15, 2012. The proceeds from the issuance were used for repayment of debt and other general corporate purposes. In April 2002, the Corporation called its $150 million, 8 5/8% debentures due May 15, 2022 for redemption in May 2002. The Corporation issued $350 million of 6 1/2% fixed rate debt with a maturity of April 15, 2012, in order to fund the redemption. The Corporation used the remaining proceeds to repay other debt and for other general corporate purposes. On May 17, 2002, the Corporation issued the remaining $50 million of debt under the existing shelf registration statement. The debt carries a fixed rate of 5 3/4% with a maturity of October 15, 2007. The proceeds from the issuance were used for repayment of debt and other general corporate purposes.

The Corporation filed a $1.0 billion shelf registration statement, which became effective in July 2002. Under the shelf registration statement, the Corporation may issue, from time to time, any combination of debt securities, preferred stock, common stock or warrants for debt securities or preferred stock in one or more offerings. At December 31, 2002, the Corporation had $1.0 billion remaining for issuance under the shelf registration. The Corporation has no immediate plans to issue equity securities.

Other Significant Financings – During June 2002, UPRR entered into a capital lease covering new locomotives. The related capital lease obligation totaled approximately $126 million and is included in the Consolidated Statements of Financial Position as debt (see note 4 to the Consolidated Financial Statements, Item 8).

In December 2001, the Railroad entered into a synthetic operating lease arrangement to finance a new headquarters building, which will be constructed in Omaha, Nebraska. The expected completion date of the building is mid-2004. It will total approximately 1.1 million square feet with approximately 3,800 office workspaces. The cost to construct the new headquarters, including capitalized interest, is approximately $260 million. The Corporation has guaranteed all of the Railroad’s obligation under this lease.

UPRR is the construction agent for the lessor during the construction period. The Railroad has guaranteed, in the event of a loss caused by or resulting from its actions or failures to act as construction agent, 89.9% of the building related construction costs incurred up to that point during the construction period. Total building related costs incurred and drawn from the lease funding commitments as of December 31, 2002, were approximately $50 million. Accordingly, the Railroad’s guarantee at December 31, 2002, was approximately $45 million. As construction continues and additional costs are incurred, this guarantee will increase accordingly.

After construction is complete, UPRR will lease the building under an initial term of five years with provisions for renewal for an extended period subject to agreement between the Railroad and lessor. At any time during the lease, the Railroad may, at its option, purchase the building at approximately the amount expended by the lessor to construct the building. If the Railroad elects not to purchase the building or renew the lease, the building is returned to the lessor for remarketing, and the Railroad has guaranteed a residual value equal to 85% of the total construction related costs. The guarantee will be approximately $220 million.

OTHER MATTERS

Personal Injury and Occupational Illness – The cost of injuries to employees and others related to Railroad activities is charged to expense based on actuarial estimates of the ultimate cost and number of incidents each year. During 2002, the Railroad’s reported number of work-related injuries that resulted in lost job time decreased 5% compared to the number of injuries reported during 2001, and accidents at grade crossings decreased 16% compared to 2001. Annual expenses for the Corporation’s personal injury-related events were $221 million in 2002, $200 million in 2001 and $204 million in 2000. As of December 31, 2002 and 2001, the Corporation had a liability of $671 million and $700 million, respectively, accrued for future personal injury costs, of which $274 million and $275 million were recorded in current liabilities as accrued casualty costs, respectively. The Railroad has additional amounts accrued for claims related to certain occupational illnesses. Compensation for Railroad work-related accidents is governed by the Federal Employers’ Liability Act (FELA). Under FELA, damages are assessed based on a finding of fault through litigation or out-of-court settlements. The Railroad offers a comprehensive variety of services and rehabilitation programs for employees who are injured at work.

Environmental Costs – The Corporation generates and transports hazardous and non-hazardous waste in its current and former operations, and is subject to federal, state and local environmental laws and regulations. The Corporation has identified approximately 433 sites at which it is or may be liable for remediation costs associated with alleged contamination or for violations of environmental requirements. This includes 52 sites that are the subject of actions taken by the U.S. government, 27 of which are currently on the Superfund National Priorities List. Certain federal legislation imposes joint and several liability for the remediation of identified sites; consequently, the Corporation’s ultimate environmental liability may include costs relating to activities of other parties, in addition to costs relating to its own activities at each site.

When an environmental issue has been identified with respect to the property owned, leased or otherwise used in the conduct of the Corporation’s business, the Corporation and its consultants perform environmental assessments on such property. The Corporation expenses the cost of the assessments as incurred. The Corporation accrues the cost of remediation where its obligation is probable and such costs can be reasonably estimated.

As of December 31, 2002 and 2001, the Corporation had a liability of $188 million and $171 million, respectively, accrued for future environmental costs, of which $71 million and $70 million were recorded in current liabilities as accrued casualty costs. The liability includes future costs for remediation and restoration of sites, as well as for ongoing monitoring costs, but excludes any anticipated recoveries from third parties. Cost estimates are based on information available for each site, financial viability of other potentially responsible parties, and existing technology, laws and regulations. The Corporation believes that it has adequately accrued for its ultimate share of costs at sites subject to joint and several liability. However, the ultimate liability for remediation is difficult to determine because of the number of potentially responsible parties involved, site-specific cost sharing arrangements with other potentially responsible parties, the degree of contamination by various wastes, the scarcity and quality of volumetric data related to many of the sites, and/or the speculative nature of remediation costs. The Corporation expects to pay out the majority of the December 31, 2002, environmental liability over the next five years, funded by cash generated from operations.

Remediation of identified sites previously used in operations, used by tenants or contaminated by former owners required cash spending of $68 million in 2002, $63 million in 2001, and $62 million in 2000. The Corporation is also engaged in reducing emissions, spills and migration of hazardous materials, and spent cash of $6 million, $5 million and $8 million in 2002, 2001, and 2000, respectively, for control and prevention. In 2003, the Corporation anticipates spending $65 million for remediation and $9 million for control and prevention. The impact of current obligations is not expected to have a material adverse effect on the liquidity of the Corporation.

Labor Matters

Continuing Operations – Approximately 87% of the Railroad’s nearly 47,000 employees are represented by 14 major rail unions. National negotiations under the Railway Labor Act to revise the national labor agreements for all crafts began in late 1999. In May 2001, the Brotherhood of Maintenance of Way Employees (BMWE) ratified a five-year agreement, which included provisions for an annual wage increase (based on the consumer price index) and progressive health and welfare cost sharing. In August 2002, the carriers reached a five year agreement with the United Transportation Union (UTU) for annual wage increases as follows: 4.0% July 2002, 2.5% July 2003, and 3.0% July 2004. The agreement also established a process for resolving the health and welfare cost sharing issue through arbitration and also provided for the operation of remote control locomotives by trainmen. The Brotherhood of Locomotive Engineers (BLE) challenged the remote control feature of the UTU Agreement and a recent arbitration decision held that operation of remote control by UTU members in terminals does not violate the BLE agreement. In November 2002, the International Brotherhood of Boilermakers and Blacksmiths (IBB) reached a five year agreement following the UTU wage pattern. In January 2003, an arbitration award was rendered establishing wage increases and health and welfare employee cost sharing for the Transportation Communications International Union (TCU). Contract discussions with the remaining unions are either in negotiation or mediation. Also during 2002, the National Mediation Board ruled against the UTU on its petition for a single operating craft on the Kansas City Southern Railroad. The BLE is now working on a possible merger with the International Brotherhood of Teamsters (Teamsters).

Discontinued Operations – During 2002, OTC continued to oppose the efforts of the Teamsters to unionize OTC service centers. On February 11, 2002, the United States Court of Appeals for the Fourth Circuit, sitting as a full panel, refused to enforce four bargaining orders issued by the National Labor Relations Board (NLRB) that would have required OTC to bargain with the Teamsters, even though the Teamsters lost secret ballot elections. Subsequently, the NLRB moved for a judgment against itself to reverse the seven other bargaining orders it had issued, and the Fourth Circuit entered that judgment. On October 11, 2002, the NLRB’s General Counsel dismissed a charge the Teamsters had filed in August 2001 alleging that OTC had been bargaining in bad faith. OTC has not reached any collective bargaining agreement with the Teamsters. On October 24, 2002, the Teamsters ended the national strike they had called against OTC three years earlier.

The Teamsters’ eight-year campaign to organize OTC’s service centers has become almost entirely dormant, and since October 2002, the Teamsters have lost rights to represent 41% of the approximately 2,100 employees they had organized. The Teamsters had become the bargaining representative of the employees at 26 of OTC’s 170 service centers, but the employees at 17 of these locations recently have voted to decertify the Teamsters, and the NLRB has officially approved the votes in 14 of those locations. Decertification petitions are pending at four other service centers. Only a single representation petition currently is pending, but due to strike violence charges pending against the Teamsters, the NLRB has blocked the Teamsters’ efforts to precipitate an election. In all, the Teamsters currently represent approximately 10% of OTC’s 12,534 employees.

Employees at two Motor Cargo service centers located in North Salt Lake, Utah and Reno, Nevada, representing approximately 11% of Motor Cargo’s total work force at 33 service centers, are covered by two separate collective bargaining agreements with unions affiliated with the Teamsters. Although the agreements cover most of the employees at these two facilities, less than half of these covered employees are actual members of unions.

Inflation – The cumulative effect of long periods of inflation has significantly increased asset replacement costs for capital-intensive companies such as the Railroad, OTC and Motor Cargo. As a result, depreciation charges on an inflation-adjusted basis, assuming that all operating assets are replaced at current price levels, would be substantially greater than historically reported amounts.

Derivative Financial Instruments – The Corporation and its subsidiaries use derivative financial instruments in limited instances for other than trading purposes to manage risk related to changes in fuel prices and to achieve the Corporation’s interest rate objectives. The Corporation uses swaps, futures and/or forward contracts to mitigate the downside risk of adverse price movements and hedge the exposure to variable cash flows. The use of these instruments also limits future gains from favorable movements. The Corporation uses interest rate swaps to manage its exposure to interest rate changes. The purpose of these programs is to protect the Corporation’s operating margins and overall profitability from adverse fuel price changes or interest rate fluctuations.

The Corporation may also use swaptions to secure near-term swap prices. Swaptions are swaps that are extendable past their base period at the option of the counterparty. Swaptions do not qualify for hedge accounting treatment and are marked-to-market through the Consolidated Statements of Income.

Market and Credit Risk – The Corporation addresses market risk related to derivative financial instruments by selecting instruments with value fluctuations that highly correlate with the underlying item being hedged. Credit risk related to derivative financial instruments, which is minimal, is managed by requiring high credit standards for counterparties and periodic settlements. At December 31, 2002, the Corporation has not been required to provide collateral, nor has UPC received collateral relating to its hedging activities.

In addition, the Corporation enters into secured financings in which the debtor has pledged collateral. The collateral is based upon the nature of the financing and the credit risk of the debtor. The Corporation generally is not permitted to sell or repledge the collateral unless the debtor defaults.

Determination of Fair Value – The fair values of the Corporation’s derivative financial instrument positions at December 31, 2002 and 2001, were determined based upon current fair values as quoted by recognized dealers or developed based upon the present value of expected future cash flows discounted at the applicable U.S. Treasury rate, London Interbank Offered Rates (LIBOR) or swap spread.

Sensitivity Analyses – The sensitivity analyses that follow illustrate the economic effect that hypothetical changes in interest rates or fuel prices could have on the Corporation’s financial instruments. These hypothetical changes do not consider other factors that could impact actual results.

Interest Rates – The Corporation manages its overall exposure to fluctuations in interest rates by adjusting the proportion of fixed and floating rate debt instruments within its debt portfolio over a given period. The mix of fixed and floating rate debt is largely managed through the issuance of targeted amounts of each as debt matures or as incremental borrowings are required. Derivatives are used as one of the tools to obtain the targeted mix. In addition, the Corporation also obtains flexibility in managing interest costs and the interest rate mix within its debt portfolio by evaluating the issuance of and managing outstanding callable fixed-rate debt securities.

At December 31, 2002 and 2001, the Corporation had variable-rate debt representing approximately 12% of its total debt. If variable interest rates average 10% higher in 2003 than the Corporation’s December 31, 2002 variable rate, which was approximately 3%, the Corporation’s interest expense would increase by less than $5 million after tax. If variable interest rates had averaged 10% higher in 2002 than the Corporation’s December 31, 2001 variable rate, the Corporation’s interest expense would have increased by less than $5 million after tax. These amounts were determined by considering the impact of the hypothetical interest rates on the balances of the Corporation’s variable-rate debt at December 31, 2002 and 2001, respectively.

Swaps allow the Corporation to convert debt from fixed rates to variable rates and thereby hedge the risk of changes in the debt’s fair value attributable to the changes in the benchmark interest rate (LIBOR). The swaps have been accounted for using the short-cut method as allowed by Financial Accounting Standard (FAS) 133; therefore, no ineffectiveness has been recorded within the Corporation’s Consolidated Financial Statements. In January 2002, the Corporation entered into an interest rate swap on $250 million of debt with a maturity date of December 2006. In May 2002, the Corporation entered into an interest rate swap on $150 million of debt with a maturity date of February 2023. This swap contained a call option that matches the call option of the underlying hedged debt, as allowed by FAS 133. In January 2003, the swap’s counterparty exercised their option to cancel the swap, effective February 1, 2003. Similarly, the Corporation has exercised its option to redeem the underlying debt. As of December 31, 2002 and 2001, the Corporation had approximately $898 million and $598 million of interest rate swaps, respectively. The effect of a 10% interest rate increase or decrease in 2003 over the December 31, 2002 rates is included in the preceding and succeeding paragraph disclosure, respectively.

Market risk for fixed-rate debt is estimated as the potential increase in fair value resulting from a hypothetical 10% decrease in interest rates as of December 31, 2002, and amounts to approximately $203 million at December 31, 2002. Market risk resulting from a hypothetical 10% decrease in interest rates as of December 31, 2001, amounted to approximately $226 million at December 31, 2001. The fair values of the Corporation’s fixed-rate debt were estimated by considering the impact of the hypothetical interest rates on quoted market prices and current borrowing rates.

Fuel – Fuel costs are a significant portion of the Corporation’s total operating expenses. As a result of the significance of fuel costs and the historical volatility of fuel prices, the Corporation’s transportation subsidiaries periodically use swaps, futures and/or forward contracts to mitigate the impact of adverse fuel price changes. The Corporation at times may use swaptions to secure more favorable swap prices.

As of December 31, 2002, expected rail fuel consumption for 2003 is 7% hedged at 58 cents per gallon, excluding taxes, transportation costs and regional pricing spreads. As of December 31, 2002, there were no outstanding hedges for 2004. Based on annualized fuel consumption during 2002, and excluding the impact of the hedging program, each one-cent increase in the price of fuel would have resulted in approximately $8.2 million of additional fuel expense, after tax.

As of December 31, 2001, the Corporation had hedged approximately 44% of its forecasted 2002 rail fuel consumption and 5% of its forecasted 2003 fuel consumption at 56 cents per gallon, excluding taxes, transportation costs and regional pricing spreads.

As of December 31, 2002, expected trucking fuel consumption for 2003 is 5% hedged at 58 cents per gallon, excluding taxes, transportation costs and regional pricing spreads. As of December 31, 2002, there are no outstanding hedges for 2004. Based on annualized fuel consumption during 2002, and excluding the impact of the hedging program, each one-cent increase in the price of fuel would have resulted in approximately $400,000 of additional fuel expense, after tax.

As of December 31, 2001, the Corporation had hedged approximately 16% of its forecasted 2002 trucking fuel consumption and 5% of its forecasted 2003 fuel consumption at 58 cents per gallon, excluding taxes, transportation costs and regional pricing spreads.

Accounting Pronouncements – In August 2001, the FASB issued Statement No. 143, “Accounting for Asset Retirement Obligations” (FAS 143). FAS 143 is effective for the Corporation beginning January 1, 2003. FAS 143 requires that the Corporation record a liability for the fair value of an asset retirement obligation when the Corporation has a legal obligation to remove the asset. The standard will affect the way the Corporation accounts for track structure removal costs, but will have no impact on liquidity. The Corporation is currently evaluating the impact of this statement on the Corporation’s Consolidated Financial Statements. Any impact resulting from the adoption of this statement will be recorded as a cumulative effect of a change in accounting principle in the first quarter of 2003.

In June 2002, the FASB issued Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (FAS 146). FAS 146 requires that a liability for a cost associated with an exit or disposal activity is recognized at fair value when the liability is incurred and is effective for exit or disposal activities that are initiated after December 31, 2002. Management believes that FAS 146 will not have a material impact on the Corporation’s Consolidated Financial Statements.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others” (FIN 45). FIN 45 is effective for guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for the year ending December 31, 2002, which expand the disclosures required by a guarantor about its obligations under a guarantee. FIN 45 also requires the Corporation to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in the issuance of the guarantee. Management does not believe that FIN 45 will have a material impact on the Corporation’s Consolidated Financial Statements.

In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (FAS 148). FAS 148 provides alternative methods of transition for voluntary changes to the fair value based method of accounting for stock-based employee compensation, and amends the disclosure requirements including a requirement for interim disclosures. The Corporation currently discloses the effects of stock-based employee compensation and does not intend to voluntarily change to the alternative accounting principle.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. As described in note 9 to the Consolidated Financial Statements, Item 8, the Railroad has a synthetic operating lease arrangement to finance a new headquarters building, which falls within the guidance of FIN 46. In accordance with FIN 46, the Railroad will either consolidate, restructure or refinance the synthetic lease prior to July 1, 2003. The Corporation does not expect FIN 46 to have any impact on the treatment of the Sale of Receivables program as described in note 2 to the Consolidated Financial Statements, Item 8.

Commitments and Contingencies – There are various claims and lawsuits pending against the Corporation and certain of its subsidiaries. The Corporation is also subject to various federal, state and local environmental laws and regulations, pursuant to which it is currently participating in the investigation and remediation of various sites. A discussion of certain claims, lawsuits, contingent liabilities and guarantees is set forth in note 9 to the Consolidated Financial Statements, Item 8.

Pensions – During the second quarter of 2002, the Corporation decreased its assumed rate of return on pension plan assets from 10% to 9%. This assumption change resulted in an increase to 2002 pension expense of $16 million. In addition, due to declines on plan assets, a minimum pension liability adjustment was recorded during the fourth quarter of 2002. This adjustment resulted in a reduction of common shareholders’ equity. The reduction in equity totaled $225 million, after tax (approximately 2% of total equity).

OTC voluntarily contributed $125 million to its pension plan during 2002. The Railroad voluntarily contributed $100 million to its pension plan during the fourth quarter of 2002. The Corporation currently does not have any minimum funding requirements, as set forth in employee benefit and tax laws; however, UPC plans to voluntarily contribute approximately $75 million during 2003. Required contributions subsequent to 2003 are dependent on asset returns, current discount rates and a number of other factors; however, the Corporation expects to continue discretionary funding to help manage any potential required funding in the future. Future contributions are expected to be funded primarily by cash generated from operating activities.

Dividend Receivable – The Railroad owns a 26% interest in Grupo Ferroviario Mexicano, S.A. de C.V. (GFM). GFM operates a major railway system in Mexico. During the third quarter of 2002, the Railroad recorded a dividend from GFM of approximately $118 million. As of December 31, 2002, the dividend is reflected as a receivable in the Corporation’s Consolidated Statements of Financial Position. The dividend is accounted for as a reduction to investments in and advances to affiliated companies in the Consolidated Statements of Financial Position as of December 31, 2002 and creates no effect on the Corporation’s Consolidated Statements of Income. During the fourth quarter 2002, the Railroad received approximately $20 million of the dividend receivable, and anticipates it will receive the remainder of the dividend during 2003.

West Coast Port Disruption – During September of 2002, the labor dispute between the International Longshoreman and Warehouse Union (ILWU) and the Pacific Maritime Association escalated and resulted in work slow-downs and a lockout of the ILWU dockworkers for four days at the end of the third quarter and continued for nine days into the fourth quarter of 2002. The estimated impact on fourth quarter earnings is approximately 10 cents per share, resulting mainly from international intermodal shipments diverted to trucks and suspended shipments due to vessel scheduling disruptions.

Railroad Retirement Reform – On December 21, 2001, The Railroad Retirement and Survivors’ Improvement Act of 2001 (the Act) was signed into law. The Act was a result of historic cooperation between rail management and labor, and provides improved railroad retirement benefits for employees and reduced payroll taxes for employers. The estimated savings to the Railroad during 2002 from passage of the Act was $36 million, pre-tax, in reduced employer payroll taxes. Incremental savings are expected in 2003 as the employer tax rate is further reduced by 1.4 percentage points from 15.6% to 14.2%.

Work Force Reduction – During 2003, the Corporation is planning to reduce approximately 1,000 administrative positions, through a combination of attrition and involuntary severance. The estimated 2003 severance cost is $45 million, pre-tax, the majority of which should occur in the first quarter of 2003.

A LOOK FORWARD

2003 Business Outlook

Continuing Operations – The Railroad expects to build on the positive momentum generated in the past several years and continue to grow revenue, operating income and free cash flow. Free cash flow is defined as cash provided by operating activities less cash used in investing activities and dividends paid. Year-over-year revenue growth is projected in all commodity groups with the largest percentage increases projected in the intermodal, agricultural and industrial groups. Revenue derived from chemical and energy shipments is expected to increase steadily over 2003. Automotive revenue is also expected to increase slightly from last year’s record setting pace, thereby continuing as a strong revenue provider. The Railroad will continue to focus on improving service performance while developing new, innovative rail service offerings to meet the changing needs of its customers. While operating expenses will likely increase for such items as insurance, pension, operating taxes and minimum guaranteed payments to union employees, cost controls and continuing improvements in productivity will remain a focus to drive the operating ratio lower. Fuel price will remain susceptible to near term volatile price swings. To help reduce the impact of fuel price volatility on earnings, the Railroad will continue to look for opportunities to use hedge contracts.

Discontinued Operations – Overnite expects financial performance to further improve upon its positive 2002 results. Solid revenue growth is projected, in part due to additional business resulting from the forced closure of Consolidated Freightways. Cost controls and productivity improvements are projected to positively impact operating expenses, which will mitigate the impact of inflationary pressures and volatile fuel prices. Overnite will continue to offer reliable on-time performance and quality service, which should enable Overnite to maintain profitable margins.

2003 Capital Investments

The Corporation’s 2003 capital expenditures and debt service requirements are expected to be funded through cash generated from operations, additional debt financings and the sale or lease of various operating and non-operating properties. The Corporation expects that these sources will continue to provide sufficient funds to meet cash requirements in the foreseeable future. In 2003, the Corporation expects to spend approximately $1.8 to $2.0 billion on capital expenditures. These capital expenditures will be used to maintain track and structures, continue capacity expansions on the Railroad’s main lines, upgrade and augment equipment to better meet customer needs, build infrastructure and develop and implement new technologies. OTC and Motor Cargo will continue to maintain their truck fleet, expand service centers and enhance technology.

CAUTIONARY INFORMATION

Certain statements in this report are, and statements in other material filed or to be filed with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Corporation) are, or will be, forward-looking statements as defined by the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements include, without limitation, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; estimates of costs relating to environmental remediation and restoration; proposed new products and services; expectations that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements, or other matters will not have a material adverse effect on the Corporation’s consolidated financial position, results of operations or liquidity; and statements concerning projections, predictions, expectations, estimates or forecasts as to the Corporation’s and its subsidiaries’ business, financial and operational results, and future economic performance, statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

Important factors that could affect the Corporation’s and its subsidiaries’ future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to:

•	whether the Corporation and its subsidiaries are fully successful in implementing their financial and operational initiatives;

•	industry competition, conditions, performance and consolidation;

•	legislative and regulatory developments, including possible enactment of initiatives to re-regulate the rail industry;

•	natural events such as severe weather, fire, floods and earthquakes;

•	the effects of adverse general economic conditions, both within the United States and globally;

•	any adverse economic or operational repercussions from terrorist activities and any governmental response thereto;

•	war or risk of war;

•	changes in fuel prices;

•	changes in labor costs;

•	labor stoppages; and

•	the outcome of claims and litigation, including those related to environmental contamination, personal injuries, and occupational illnesses arising from hearing loss, repetitive motion and exposure to asbestos and diesel fumes.

Forward-looking statements speak only as of the date the statement was made. The Corporation assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Corporation does update one or more forward-looking statements, no inference should be drawn that the Corporation will make additional updates with respect thereto or with respect to other forward-looking statements.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

Information concerning market risk sensitive instruments is set forth under Management’s Discussion and Analysis of Financial Condition and Results of Operations – Other Matters, Item 7.

****************************************

Item 8. Financial Statements and Supplementary Data

CONSOLIDATED STATEMENTS OF INCOME

Union Pacific Corporation and Subsidiary Companies

Millions, Except Per Share Amounts, for the Years Ended December 31,	2002	2001	2000
Revenues	$11,159	$10,830	$10,765

Operating Expenses:

Salaries, wages and employee benefits	3,694	3,586	3,661
Equipment and other rents	1,240	1,214	1,184
Depreciation	1,147	1,126	1,092
Fuel and utilities	1,065	1,249	1,278
Materials and supplies	476	487	545
Casualty costs	359	329	320
Purchased services and other costs	925	821	835

Total	8,906	8,812	8,915

Operating income	2,253	2,018	1,850
Other income	324	161	128
Interest expense	(632)	(700)	(722)

Income before income taxes	1,945	1,479	1,256
Income taxes	(680)	(545)	(446)

Income from continuing operations	1,265	934	810
Income from discontinued operations, net of tax of $(5), $22, and $21	76	32	32

Net income	$1,341	$966	$842

Share and Per Share

Basic :
Income from continuing operations	$5.02	$3.77	$3.29
Income from discontinued operations	0.30	0.13	0.13

Net income	$5.32	$3.90	$3.42

Diluted:
Income from continuing operations	$4.78	$3.65	$3.22
Income from discontinued operations	0.27	0.12	0.12

Net income	$5.05	$3.77	$3.34

Weighted average number of shares (basic)	252.1	248.0	246.5
Weighted average number of shares (diluted)	276.8	271.9	269.5

Dividends	$0.83	$0.80	$0.80

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

Union Pacific Corporation and Subsidiary Companies

Millions of Dollars, as of December 31,	2002	2001
Assets

Current assets:

Cash and temporary investments	$367	$103
Accounts receivable, net	557	472
Inventories	277	255
Current deferred income taxes	498	341
Other current assets	199	146

Total current assets	1,898	1,317

Investments:

Investments in and advances to affiliated companies	649	725
Other investments	50	61

Total investments	699	786

Properties:

Road and other	29,370	27,934
Equipment	7,451	7,507
Other	39	40

Cost	36,860	35,481

Accumulated depreciation	(7,856)	(7,191)

Net properties	29,004	28,290

Other assets	381	407
Assets of discontinued operations	782	751

Total assets	$32,764	$31,551

Liabilities and Common Shareholders’ Equity

Current liabilities:

Accounts payable	$430	$522
Accrued wages and vacation	365	354
Accrued casualty costs	419	421
Income and other taxes	227	282
Dividends and interest	253	255
Debt due within one year	275	194
Other current liabilities	554	565

Total	2,523	2,593

Debt due after one year	7,428	7,884
Deferred income taxes	8,550	7,882
Accrued casualty costs	658	673
Retiree benefits obligation	762	659
Other long-term liabilities	385	463
Liabilities of discontinued operations	307	322
Company-obligated mandatorily redeemable convertible preferred securities	1,500	1,500
Commitments and contingencies
Common shareholders’ equity	10,651	9,575

Total liabilities and common shareholders’ equity	$32,764	$31,551

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Union Pacific Corporation and Subsidiary Companies

Millions of Dollars, for the Years Ended December 31,	2002	2001	2000
Operating Activities:

Net income	$1,341	$966	$842
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(76)	(32)	(32)
Depreciation	1,147	1,126	1,092
Deferred income taxes	596	419	449
Cash paid to fund pension plan	(100)	—	—
Other, net	(398)	(430)	(354)
Changes in current assets and liabilities, net	(311)	(184)	24

Cash provided by operating activities	2,199	1,865	2,021

Investing Activities:

Capital investments	(1,694)	(1,572)	(1,549)
Proceeds from asset sales	409	316	208
Other investing activities, net	(51)	(126)	(66)

Cash used in investing activities	(1,336)	(1,382)	(1,407)

Financing Activities

Dividends paid	(201)	(198)	(199)
Debt repaid	(1,196)	(1,219)	(793)
Cash received from exercise of stock options	150	52	3
Financings, net	648	881	305

Cash used in financing activities	(599)	(484)	(684)

Net change in cash and temporary investments	264	(1)	(70)
Cash and temporary investments at beginning of year	103	104	174

Cash and temporary investments at end of year	$367	$103	$104

Changes in Current Assets and Liabilities, net

Accounts receivable, net	$(85)	$(24)	$(12)
Inventories	(22)	97	(22)
Other current assets	(53)	(28)	(27)
Accounts, wages and vacation payable	(81)	(115)	71
Other current liabilities	(70)	(114)	14

Total	$(311)	$(184)	$24

Supplemental cash flow information:
Cash paid during the year for:
Interest	$652	$721	$754
Income taxes, net	134	51	3
Non-cash transaction:
Non-cash locomotive lease financings	126	124	201
Acquisition of Motor Cargo Industries, Inc.	—	80	—

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON SHAREHOLDERS’ EQUITY

Union Pacific Corporation and Subsidiary Companies

					Accumulated Other Comprehensive Income (Loss)
Millions of Dollars	[a] Common Shares	Paid-in- Surplus	Retained Earnings	[b] Treasury Stock	Minimum Pension Liability Adjustments	Foreign Currency Translation Adjustments	Derivative Adjustments	Total	Total
Balance at January 1, 2000	$691	$4,019	$5,053	$(1,756)	$(2)	$(4)	$—	$(6)	$8,001

Net income	—	—	842	—	—	—	—	—	842
Other comprehensive income
From continuing operations, net of tax of $3	—	—	—	—	—	6	—	6	6

Comprehensive income									848
Conversion, exercises of stock options, forfeitures and other - net (1,060,242) shares in 2000	(3)	5	—	7	—	—	—	—	9
Dividends declared ($0.80 per share)	—	—	(196)	—	—	—	—	—	(196)

Balance at December 31, 2000	688	4,024	5,699	(1,749)	(2)	2	—	—	8,662

Net income	—	—	966	—	—	—	—	—	966
Other comprehensive income (loss)
From continuing operations, net of tax of $(6)	—	—	—	—	(5)	1	(7)	(11)	(11)

Comprehensive income									955
Conversion, exercises of stock options, forfeitures and other - net 265,112 shares in 2001[c]	1	(44)	—	200	—	—	—	—	157
Dividends declared ($0.80 per share)	—	—	(199)	—	—	—	—	—	(199)

Balance at December 31, 2001	689	3,980	6,466	(1,549)	(7)	3	(7)	(11)	9,575

Net income	—	—	1,341	—	—	—	—	—	1,341
Other comprehensive income (loss)
From continuing operations, net of tax of $(85)	—	—	—	—	(141)	(12)	14	(139)	(139)
From discontinued operations, net of tax of $(48)	—	—	—	—	(84)	—	—	(84)	(84)

Comprehensive income									1,118
Conversion, exercises of stock options, forfeitures and other - net 80,280 shares in 2002	—	(34)	—	202	—	—	—	—	168
Dividends declared ($0.83 per share)	—	—	(210)	—	—	—	—	—	(210)

Balance at December 31, 2002	$689	$3,946	$7,597	$(1,347)	$(232)	$(9)	$7	$(234)	$10,651

[a]	Common stock $2.50 par value; 500,000,000 shares authorized; 275,579,367 shares issued at the end of 2002; 275,499,087 shares issued at the end of 2001; 275,233,975 shares issued at the end of 2000.
[b]	Balance at end of year, shares at cost: 21,920,238 in 2002; 25,208,819 in 2001; 28,413,483 in 2000.
[c]	The Corporation utilized approximately 1.7 million shares of treasury stock in the acquisition of Motor Cargo Industries, Inc.

The accompanying notes are an integral part of these Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Union Pacific Corporation and Subsidiary Companies

Significant Accounting Policies

Principles of Consolidation – The Consolidated Financial Statements include the accounts of Union Pacific Corporation (UPC or the Corporation) and all of its subsidiaries. Investments in affiliated companies (20% to 50% owned) are accounted for using the equity method of accounting. All significant intercompany transactions are eliminated.

Cash and Temporary Investments – Temporary investments are stated at cost which approximates fair value and consist of investments with original maturities of three months or less.

Inventories – Inventories consist of materials and supplies carried at the lower of average cost or market.

Property and Depreciation – Properties are carried at cost. Provisions for depreciation are computed principally on the straight-line method based on estimated service lives of depreciable property. The cost (net of salvage) of depreciable rail property retired or replaced in the ordinary course of business is charged to accumulated depreciation. A gain or loss is recognized in other income for all other property upon disposition. The cost of internally developed software is capitalized and amortized over a five-year period. An obsolescence review of capitalized software is performed on a periodic basis.

Impairment of Long-lived Assets – The Corporation reviews long-lived assets, including identifiable intangibles, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the long-lived assets, the carrying value is reduced to the estimated fair value as measured by the discounted cash flows.

Revenue Recognition – The Corporation recognizes transportation revenues on a percentage-of-completion basis as freight moves from origin to destination. Other revenue is recognized as service is performed or contractual obligations are met.

Translation of Foreign Currency – The Corporation’s portion of the assets and liabilities related to foreign investments are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average rates of exchange prevailing during the year. The resulting translation adjustments are reflected within shareholders’ equity as accumulated other comprehensive income or loss. Transaction gains and losses related to intercompany accounts are not significant.

Financial Instruments – The carrying value of the Corporation’s non-derivative financial instruments approximates fair value. The fair value of financial instruments is generally determined by reference to market values as quoted by recognized dealers or developed based upon the present value of expected future cash flows discounted at the applicable U.S. Treasury rate, London Interbank Offered Rates (LIBOR) or swap spread.

The Corporation periodically uses derivative financial instruments, for other than trading purposes, to manage risk related to changes in fuel prices and interest rates.

Stock-Based Compensation – At December 31, 2002, the Corporation has several stock-based employee compensation plans, which are described more fully in note 7. The Corporation accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. No stock-based employee compensation expense, related to stock option grants, is reflected in net income as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Stock-based employee compensation expense related to restricted stock and other incentive plans is reflected in net income. The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation.

	Year Ended December 31,
Millions of Dollars, Except Per Share Amounts	2002	2001	2000
Net income, as reported	$1,341	$966	$842
Stock-based employee compensation expense included in reported net income, net of tax	31	11	11
Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(52)	(33)	(40)

Pro forma net income	$1,320	$944	$813

EPS – basic, as reported	$5.32	$3.90	$3.42
EPS – basic, pro forma	$5.24	$3.81	$3.30
EPS – diluted, as reported	$5.05	$3.77	$3.34
EPS – diluted, pro forma	$4.98	$3.69	$3.23

Earnings Per Share – Basic earnings per share (EPS) is calculated on the weighted-average number of common shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options, stock-based awards and the potential conversion of the preferred securities where the conversion of such instruments would be dilutive.

Use of Estimates – The Consolidated Financial Statements of the Corporation include estimates and assumptions regarding certain assets, liabilities, revenues and expenses and the disclosure of certain contingent assets and liabilities. Actual future results may differ from such estimates.

Income Taxes – The Corporation accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (FAS 109). The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. These expected future tax consequences are measured based on provisions of tax law as currently enacted; the effects of future changes in tax laws are not anticipated. Future tax law changes, such as a change in the corporate tax rate, could have a material impact on the Corporation’s financial position or its results of operations.

Pension and Postretirement Benefits – The Corporation incurs certain employment-related expenses associated with pensions and postretirement health benefits. In order to measure the expense associated with these benefits, management must make various estimates including discount rates used to value certain liabilities, assumed rates of return on plan assets used to fund these expenses, compensation increases, employee turnover rates, anticipated mortality rates and expected future healthcare costs. The estimates used by management are based on the Corporation’s historical experience as well as current facts and circumstances. The Corporation uses third-party actuaries to assist management in properly measuring the expense associated with these benefits. Actual results that vary from the previously mentioned assumptions could have a material impact on the Corporation’s results of operations, financial position or liquidity.

Personal Injury – The cost of injuries to employees and others on Union Pacific Railroad Company (UPRR) property or in accidents involving the trucking segment is charged to expense based on actuarial estimates of the ultimate cost and number of incidents each year.

Environmental – When environmental issues have been identified with respect to the property owned, leased or otherwise used in the conduct of the Corporation’s business, the Corporation and its consultants perform environmental assessments on such property. The Corporation expenses the cost of the assessments as incurred. The Corporation accrues the cost of remediation where its obligation is probable and such costs can be reasonably estimated.

Change in Presentation – Certain prior year amounts have been reclassified to conform to the 2002 Consolidated Financial Statement presentation. These reclassifications had no effect on previously reported operating income or net income.

1. Operations and Segmentation

Union Pacific Corporation (UPC or the Corporation) has one reportable business segment that operates primarily in the area of rail transportation, through its indirect wholly owned subsidiary, Union Pacific Railroad Company (UPRR) and UPRR’s subsidiaries and rail affiliates (collectively, the Railroad). The Consolidated Financial Statements also include discontinued trucking operations, consisting of Overnite Transportation Company (OTC) and Motor Cargo Industries, Inc. (Motor Cargo), both operating as separate and distinct subsidiaries of Overnite, Inc. (Overnite), an indirect wholly owned subsidiary of UPC (see note 14 to the Consolidated Financial Statements regarding the reclassification of the Corporation’s trucking segment as a discontinued operation).

Continuing Operations

Rail Operations – The Railroad is a Class I railroad that operates in the United States. As of October 1, 1996, the Railroad included Southern Pacific Rail Corporation (Southern Pacific or SP). In addition, during 1997, the Railroad and a consortium of partners were granted a 50-year concession to operate the Pacific-North and Chihuahua Pacific lines in Mexico. The Railroad made an additional investment in the consortium in 1999. During 2001, UPC completed its integration of Southern Pacific’s rail operations.

The Railroad has over 33,000 route miles linking Pacific Coast and Gulf Coast ports to the Midwest and eastern United States gateways and providing several north/south corridors to key Mexican gateways. The Railroad serves the western two-thirds of the country and maintains coordinated schedules with other carriers for the handling of freight to and from the Atlantic Coast, the Pacific Coast, the Southeast, the Southwest, Canada and Mexico. Export and import traffic is moved through Gulf Coast and Pacific Coast ports and across the Mexican and Canadian borders. Railroad freight is comprised of six commodity lines: agricultural, automotive, chemicals, energy, industrial products and intermodal. The Railroad continues to focus on utilization of its capital asset base to meet current operating needs and to introduce innovative rail services across every commodity line.

The Railroad is subject to price and service competition from other railroads, motor carriers and barge operators. The Railroad’s main competitor is Burlington Northern Santa Fe Corporation. Its rail subsidiary, The Burlington Northern and Santa Fe Railway Company, operates parallel routes in many of the Railroad’s main traffic corridors. In addition, the Railroad’s operations are conducted in corridors served by other competing railroads and by motor carriers. Motor carrier competition is particularly strong for intermodal traffic. Because of the proximity of the Railroad’s routes to major inland and Gulf Coast waterways, barge competition can be particularly pronounced, especially for grain and bulk commodities.

The Railroad is dependent on two key suppliers of locomotives. Due to the capital intensive nature and sophistication of this equipment, there are strong barriers of entry to new suppliers. Therefore, if one of these suppliers would no longer produce locomotives, the Railroad could realize a significant increase in the cost and the potential for reduced availability of the locomotives that are necessary to its operations.

Employees – Approximately 87% of the Railroad’s nearly 47,000 employees are represented by 14 major rail unions. National negotiations under the Railway Labor Act to revise the national labor agreements for all crafts began in late 1999. In May 2001, the Brotherhood of Maintenance of Way Employees (BMWE) ratified a five-year agreement, which included provisions for an annual wage increase (based on the consumer price index) and progressive health and welfare cost sharing. In August 2002, the carriers reached a five year agreement with the United Transportation Union (UTU) for annual wage increases as follows: 4.0% July 2002, 2.5% July 2003, and 3.0% July 2004. The agreement also established a process for resolving the health and welfare cost sharing issue through arbitration and also provided for the operation of remote control locomotives by trainmen. The Brotherhood of Locomotive Engineers (BLE) challenged the remote control feature of the UTU Agreement and a recent arbitration decision held that operation of remote control by UTU members in terminals does not violate the BLE agreement. In November 2002, the International Brotherhood of Boilermakers and Blacksmiths (IBB) reached a five year agreement following the UTU wage pattern. In January 2003, an arbitration award was rendered establishing wage increases and health and welfare employee cost sharing for the Transportation Communications International Union (TCU). Contract discussions with the remaining unions are either in negotiation or mediation. Also during 2002, the National Mediation Board ruled against the UTU on its petition for a single operating craft on the Kansas City Southern Railroad. The BLE is now working on a possible merger with the International Brotherhood of Teamsters (Teamsters).

Discontinued Operations

Trucking Operations – The trucking segment includes the operations of OTC and Motor Cargo. OTC is a major interstate trucking company specializing in less-than-truckload (LTL) shipments. OTC serves all 50 states and portions of Canada and Mexico through 170 service centers located throughout the United States providing regional, inter-regional and long haul service. OTC transports a variety of products including machinery, tobacco, textiles, plastics, electronics and paper products. Motor Cargo is a western regional LTL carrier that provides comprehensive service throughout 10 western states. Motor Cargo transports general commodities, including consumer goods, packaged foodstuffs, industrial and electronic equipment and auto parts. OTC and Motor Cargo experience intense service and price competition from regional, inter-regional and national LTL carriers and, to a lesser extent, from truckload carriers, railroads and overnight delivery companies. Major competitors include US Freightways and CNF Inc. OTC and Motor Cargo believe they are able to compete effectively in their markets by providing high quality, customized service at competitive prices.

Employees – During 2002, OTC continued to oppose the efforts of the Teamsters to unionize OTC service centers. On February 11, 2002, the United States Court of Appeals for the Fourth Circuit, sitting as a full panel, refused to enforce four bargaining orders issued by the National Labor Relations Board (NLRB) that would have required OTC to bargain with the Teamsters, even though the Teamsters lost secret ballot elections. Subsequently, the NLRB moved for a judgment against itself to reverse the seven other bargaining orders it had issued, and the Fourth Circuit entered that judgment. On October 11, 2002, the NLRB’s General Counsel dismissed a charge the Teamsters had filed in August 2001 alleging that OTC had been bargaining in bad faith. OTC has not reached any collective bargaining agreement with the Teamsters. On October 24, 2002, the Teamsters ended the national strike they had called against OTC three years earlier.

The Teamsters’ eight-year campaign to organize OTC’s service centers has become almost entirely dormant, and since October 2002, the Teamsters have lost rights to represent 41% of the approximately 2,100 employees they had organized. The Teamsters had become the bargaining representative of the employees at 26 of OTC’s 170 service centers, but the employees at 17 of these locations recently have voted to decertify the Teamsters, and the NLRB has officially approved the votes in 14 of those locations. Decertification petitions are pending at four other service centers. Only a single representation petition currently is pending, but due to strike violence charges pending against the Teamsters, the NLRB has blocked the Teamsters’ efforts to precipitate an election. In all, the Teamsters currently represent approximately 10% of OTC’s 12,534 employees.

Employees at two Motor Cargo service centers located in North Salt Lake, Utah and Reno, Nevada, representing approximately 11% of Motor Cargo’s total work force at 33 service centers, are covered by two separate collective bargaining agreements with unions affiliated with the Teamsters. Although the agreements cover most of the employees at these two facilities, less than half of these covered employees are actual members of unions.

2. Financial Instruments

Adoption of Standard - Effective January 1, 2001, the Corporation adopted Financial Accounting Standards Board Statement (FASB) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (FAS 133) and FASB No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” (FAS 138). FAS 133 and FAS 138 require that the changes in fair value of all derivative financial instruments the Corporation uses for fuel or interest rate hedging purposes be recorded in the Corporation’s Consolidated Statements of Financial Position. In addition, to the extent fuel hedges are ineffective due to pricing differentials resulting from the geographic dispersion of the Corporation’s operations, income statement recognition of the ineffective portion of the hedge position is required. Also, derivative instruments that do not qualify for hedge accounting treatment per FAS 133 and FAS 138 require income statement recognition. The adoption of FAS 133 and FAS 138 resulted in the recognition of a $2 million asset on January 1, 2001.

Strategy and Risk – The Corporation and its subsidiaries use derivative financial instruments in limited instances for other than trading purposes to manage risk related to changes in fuel prices and to achieve the Corporation’s interest rate objectives. The Corporation uses swaps, futures and/or forward contracts to mitigate the downside risk of adverse price movements and hedge the exposure to variable cash flows. The use of these instruments also limits future gains from favorable movements. The Corporation uses interest rate swaps to manage its exposure to interest rate changes. The purpose of these programs is to protect the Corporation’s operating margins and overall profitability from adverse fuel price changes or interest rate fluctuations.

The Corporation may also use swaptions to secure near-term swap prices. Swaptions are swaps that are extendable past their base period at the option of the counterparty. Swaptions do not qualify for hedge accounting treatment and are marked-to-market through the Consolidated Statements of Income.

Market and Credit Risk – The Corporation addresses market risk related to derivative financial instruments by selecting instruments with value fluctuations that highly correlate with the underlying item being hedged. Credit risk related to derivative financial instruments, which is minimal, is managed by requiring high credit standards for counterparties and periodic settlements. At December 31, 2002, the Corporation has not been required to provide collateral, nor has UPC received collateral relating to its hedging activities.

In addition, the Corporation enters into secured financings in which the debtor has pledged collateral. The collateral is based upon the nature of the financing and the credit risk of the debtor. The Corporation generally is not permitted to sell or repledge the collateral unless the debtor defaults.

Determination of Fair Value – The fair values of the Corporation’s derivative financial instrument positions at December 31, 2002 and 2001, were determined based upon current fair values as quoted by recognized dealers or developed based upon the present value of expected future cash flows discounted at the applicable U.S. Treasury rate, London Interbank Offered Rates (LIBOR) or swap spread.

Interest Rate Strategy – The Corporation manages its overall exposure to fluctuations in interest rates by adjusting the proportion of fixed and floating rate debt instruments within its debt portfolio over a given period. The mix of fixed and floating rate debt is largely managed through the issuance of targeted amounts of each as debt matures or as incremental borrowings are required. Derivatives are used as one of the tools to obtain the targeted mix. In addition, the Corporation also obtains flexibility in managing interest costs and the interest rate mix within its debt portfolio by evaluating the issuance of and managing outstanding callable fixed-rate debt securities.

Swaps allow the Corporation to convert debt from fixed rates to variable rates and thereby hedge the risk of changes in the debt’s fair value attributable to the changes in the benchmark interest rate (LIBOR). The swaps have been accounted for using the short-cut method as allowed by Financial Accounting Standard (FAS) 133; therefore, no ineffectiveness has been recorded within the Corporation’s Consolidated Financial Statements. In January 2002, the Corporation entered into an interest rate swap on $250 million of debt with a maturity date of December 2006. In May 2002, the Corporation entered into an interest rate swap on $150 million of debt with a maturity date of February 2023. This swap contained a call option that matches the call option of the underlying hedged debt, as allowed by FAS 133. In January 2003, the swap’s counterparty exercised their option to cancel the swap, effective February 1, 2003. Similarly, the Corporation has exercised its option to redeem the underlying debt. As of December 31, 2002 and 2001, the Corporation had approximately $898 million and $598 million of interest rate swaps, respectively.

Fuel Strategy – As a result of the significance of the Corporation’s fuel costs and the historical volatility of fuel prices, the Corporation’s transportation subsidiaries periodically use swaps, futures and/or forward contracts to mitigate adverse fuel price changes. In addition, the Corporation at times may use fuel swaptions to secure more favorable swap prices. The following is a summary of the Corporation’s derivative financial instruments at December 31, 2002 and 2001:

Millions, Except Percentages and Average Commodity Prices	2002	2001
Interest rate hedging:
Amount of debt hedged	$898	$598
Percentage of total debt portfolio	12%	7%

Fuel hedging/swaptions:

Number of gallons hedged for 2002[a]	552	567
Average price of 2002 hedges (per gallon) [b]	$0.56	$0.56
Number of gallons hedged for 2003[c]	88	63
Average price of 2003 hedges outstanding (per gallon)[b]	$0.58	$0.56

[a]	Fuel hedges which were in effect during 2002.
[b]	Excluded taxes, transportation costs and regional pricing spreads.
[c]	Fuel hedges which are in effect during 2003. These hedges expire December 31, 2003.

The fair value asset and liability positions of the Corporation’s outstanding derivative financial instruments at December 31, 2002 and 2001 were as follows:

Millions of Dollars	2002	2001
Interest rate hedging:
Gross fair value asset position	$52	$13
Gross fair value (liability) position	—	—
Fuel hedging:
Gross fair value asset position	12	—
Gross fair value (liability) position	—	(11)
Fuel swaptions:
Gross fair value asset position	—	—
Gross fair value (liability) position	—	(24)

Total net fair value asset (liability) position, net	$64	$(22)

Fuel hedging positions will be reclassified from accumulated other comprehensive income (loss) to fuel expense over the life of the hedge as fuel is consumed. During 2003, the Corporation expects fuel expense to decrease $12 million from this reclassification.

The Corporation’s use of derivative financial instruments had the following impact on pre-tax income for the years ended December 31, 2002, 2001 and 2000:

Millions of Dollars	2002	2001	2000
Decrease in interest expense from interest rate hedging	$29	$4	$—
Decrease (increase) in fuel expense from fuel hedging	36	(14)	52
Decrease (increase) in fuel expense from fuel swaptions	19	(6)	—

Decrease (increase) in operating expenses	84	(16)	52
Increase (decrease) in other income, net from rail fuel swaptions	5	(18)	—

Increase (decrease) in pre-tax income	$89	$(34)	$52

Fair Value of Debt Instruments – The fair value of the Corporation’s long- and short-term debt has been estimated using quoted market prices or current borrowing rates. At December 31, 2002 and 2001, the fair value of total debt exceeded the carrying value by approximately $991 million and $254 million, respectively. At December 31, 2002 and December 31, 2001, approximately $513 million and $850 million, respectively, of fixed-rate debt securities contain call provisions that allow the Corporation to retire the debt instruments prior to final maturity subject, in certain cases, to the payment of premiums.

Sale of Receivables – The Railroad has sold, on a 364-day revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable to third parties through a bankruptcy-remote subsidiary. Receivables are sold at carrying value, which approximates fair value. The third parties have designated the Railroad to service the sold receivables. The amount of receivables sold fluctuates based upon the availability of the designated pool of receivables and is directly affected by changing business volumes and credit risks. Payments collected from sold receivables can be reinvested in new receivables on behalf of the buyers. Should the Corporation’s credit rating fall below investment grade, the amount of receivables sold would be reduced, and in certain cases, the buyers have the right to discontinue this reinvestment, thus requiring the Railroad to fund the receivables. At December 31, 2002 and 2001, accounts receivable are presented net of $600 million of receivables sold.

3. Income Taxes

Components of income tax expense, excluding discontinued operations, were as follows for the years ended December 31, 2002, 2001 and 2000:

Millions of Dollars	2002	2001	2000
Current:
Federal	$76	$120	$(2)
State	8	6	(1)

Total current.	84	126	(3)

Deferred:
Federal	532	370	424
State	64	49	25

Total deferred	596	419	449

Total	$680	$545	$446

Deferred income tax liabilities (assets) were comprised of the following at December 31, 2002 and 2001:

Millions of Dollars	2002	2001
Current liabilities	$(287)	$(282)
Alternative minimum tax credits	(211)	—
Net operating loss	—	(59)

Net current deferred income tax asset	(498)	(341)

Excess tax over book depreciation	8,170	7,803
State taxes, net	611	576
Retirement benefits	(267)	(232)
Alternative minimum tax credits	(140)	(315)
Net operating loss	—	(95)
Other	176	145

Net long-term deferred income tax liability	8,550	7,882

Net deferred income tax liability	$8,052	$7,541

For the years ending December 31, 2002, 2001 and 2000, a reconciliation between statutory and effective tax rates of continuing operations is as follows:

Percentages	2002	2001	2000
Statutory tax rate	35.0%	35.0%	35.0%
State taxes-net	2.4	2.4	1.3
Dividend exclusion	(0.6)	(0.8)	(1.1)
Prior years’ income tax examinations	(1.8)	(0.2)	—
Other	—	0.4	0.3

Effective tax rate	35.0%	36.8%	35.5%

During 2002, the Corporation made considerable progress on a number of significant income tax examination issues for prior tax years. Most of the Corporation’s tax issues relating to 1986 through 1994, as well as some issues for 1995 through 1998, have now been substantially resolved. Based on these developments, the Corporation re-evaluated its deferred tax assets and deferred tax liabilities in 2002, resulting in a decrease in income tax expense on continuing operations of $33 million.

All federal income tax years prior to 1986 are closed, and most issues for 1986 through 1994 have been resolved. Years 1995 through 1998 are currently under examination by the IRS.

The Corporation believes it has adequately provided for federal and state income taxes.

4. Debt

Total debt as of December 31, 2002 and 2001, including interest rate swaps designated as hedges, is summarized below:

Millions of Dollars	2002	2001
Notes and debentures, 2.0% to 8.4% due through 2054 [a]	$4,744	$4,682
Capitalized leases, 5.4% to 12.8% due through 2024	1,457	1,439
Medium-term notes, 6.3% to 10.0% due through 2020 [a]	704	736
Equipment obligations, 6.3% to 10.3% due through 2019	534	619
Term floating-rate debt	—	300
Mortgage bonds, 4.3% to 4.8% due through 2030	153	153
Tax-exempt financings, 3.3% to 5.7% due through 2026	168	168
Commercial paper and bid notes, average of 2.9% in 2002 and 5.1% in 2001	—	34
Unamortized discount	(57)	(53)

Total debt	7,703	8,078
Less current portion	(275)	(194)

Total long-term debt	$7,428	$7,884

[a]	2002 and 2001 includes a collective write-up of $52 million and $13 million, respectively, due to market value adjustments for debt with qualifying hedges that are recorded as assets on the Consolidated Statements of Financial Position.

Debt Maturities – Aggregate debt maturities as of December 31, 2002, excluding market value adjustments, are as follows:

Millions of Dollars
2003	$275
2004	673
2005	677
2006	658
2007	788
Thereafter	4,580

Total debt	$7,651

In January 2003, the Corporation called its $150 million 7 7/8% debentures due February 1, 2023, for redemption in February 2003.

Mortgaged Properties – At December 31, 2002 and 2001, approximately $9.5 billion and $9.4 billion, respectively, of Railroad properties secure outstanding equipment obligations and mortgage bonds.

Credit Facilities – The Corporation had no commercial paper borrowings outstanding as of December 31, 2002. Commercial paper is issued from time to time for working capital needs and is supported by $1.875 billion in revolving credit facilities, of which $875 million expires in March 2003, with the remaining $1.0 billion expiring in 2005. The credit facility for $875 million includes $825 million that was entered into during March 2002 and $50 million entered into during June 2002. The $1.0 billion credit facility was entered into during March 2000. The Corporation has the option to hold higher cash balances in addition to or in replacement of the credit facilities to support commercial paper. These credit facilities also allow for borrowings at floating (LIBOR-based) rates, plus a spread, depending upon the Corporation’s senior unsecured debt ratings. The credit facilities are designated for general corporate purposes, and none of the credit facilities were used as of December 31, 2002. Commitment fees and interest rates payable under the facilities are similar to fees and rates available to comparably rated investment-grade borrowers. The Corporation is reviewing rollover options for the credit facility that expires in March 2003. To the extent the Corporation has long-term credit facilities available, commercial paper borrowings and other current maturities of long-term debt of $188 million and $674 million as of December 31, 2002 and 2001, respectively, have been reclassified as long-term debt maturing in the years 2004 and 2003, respectively. This reclassification reflects the Corporation’s intent to refinance these short-term borrowings and current maturities of long-term debt on a long-term basis through the issuance of additional commercial paper or new long-term financings, or by using the currently available long-term credit facility if alternative financing is not available.

Convertible Preferred Securities – Union Pacific Capital Trust (the Trust), a statutory business trust sponsored and wholly owned by the Corporation, issued $1.5 billion aggregate liquidation amount of 6.25% Convertible Preferred Securities (the CPS) in April 1998. Each of the CPS has a stated liquidation amount of $50 and is convertible, at the option of the holder, into shares of UPC’s common stock, par value $2.50 per share (the Common Stock), at the rate of 0.7257 shares of Common Stock for each of the CPS, equivalent to a conversion price of $68.90 per share of Common Stock, subject to adjustment under certain circumstances. The CPS accrues and pays cash distributions quarterly in arrears at the annual rate of 6.25% of the stated liquidation amount. The Corporation owns all of the common securities of the Trust. The proceeds from the sale of the CPS and the common securities of the Trust were invested by the Trust in $1.5 billion aggregate principal amount of the Corporation’s 6.25% Convertible Junior Subordinated Debentures due April 1, 2028 (the Debentures). The Debentures represent the sole assets of the Trust. The principal amount of the Debentures held by the Trust at December 31, 2002, was $1.5 billion.

The Debentures accrue and pay interest quarterly in arrears at the annual rate of 6.25%. The Debentures mature on April 1, 2028, unless previously redeemed or repurchased in accordance with the terms of the indenture (the Indenture). The proceeds from the issuance of the Debentures were used by the Corporation for repayment of corporate borrowings.

The Corporation has guaranteed, on a subordinated basis, distributions and other payments due on the CPS (the Guarantee). Considered together, the Corporation’s obligations under the Debentures, the Indenture, the Guarantee and the Amended and Restated Declaration of Trust governing the Trust provide a full and unconditional guarantee by the Corporation of the Trust’s obligations under the CPS.

For financial reporting purposes, the Corporation has recorded distributions payable on the CPS as an interest charge to earnings in the Consolidated Statements of Income.

Shelf Registration Statement and Other Significant Financings – During January 2002, under an existing shelf registration statement, the Corporation issued $300 million of 6 1/8% fixed rate debt with a maturity of January 15, 2012. The proceeds from the issuance were used for repayment of debt and other general corporate purposes. In April 2002, the Corporation called its $150 million, 8 5/8% debentures due May 15, 2022 for redemption in May 2002. The Corporation issued $350 million of 6 1/2% fixed rate debt with a maturity of April 15, 2012, in order to fund the redemption. The Corporation used the remaining proceeds to repay other debt and for other general corporate purposes. On May 17, 2002, the Corporation issued the remaining $50 million of debt under the existing shelf registration statement. The debt carries a fixed rate of 5 3/4% with a maturity of October 15, 2007. The proceeds from the issuance were used for repayment of debt and other general corporate purposes.

The Corporation filed a $1.0 billion shelf registration statement, which became effective in July 2002. Under the shelf registration statement, the Corporation may issue, from time to time, any combination of debt securities, preferred stock, common stock or warrants for debt securities or preferred stock in one or more offerings. At December 31, 2002, the Corporation had $1.0 billion remaining for issuance under the shelf registration. The Corporation has no immediate plans to issue equity securities.

During June 2002, UPRR entered into a capital lease covering new locomotives. The related capital lease obligation totaled approximately $126 million and is included in the Consolidated Statements of Financial Position as debt.

Dividend Restrictions – The Corporation is subject to certain restrictions related to the payment of cash dividends. The amount of retained earnings available for dividends under the most restrictive test was $5.2 billion and $4.1 billion at

December 31, 2002 and 2001, respectively. In the fourth quarter of 2002, the Board of Directors voted to increase the quarterly dividend by 15% to 23 cents per share. The Corporation declared dividends of $210 million in 2002 and $199 million in 2001.

5. Leases

The Corporation leases certain locomotives, freight cars, trailers and other property. Future minimum lease payments for operating and capital leases with initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2002 were as follows:

Millions of Dollars	Operating Leases	Capital Leases
2003	$426	$210
2004	385	214
2005	352	193
2006	311	190
2007	252	170
Later Years	1,511	1,469

Total minimum lease payments	$3,237	2,446

Amount representing interest		(989)

Present value of minimum lease payments		$1,457

Rent expense for operating leases with terms exceeding one month was $585 million in 2002, $575 million in 2001 and $555 million in 2000. Contingent rentals and sub-rentals are not significant.

6. Retirement Plans

Thrift Plan – The Corporation provides a defined contribution plan (thrift plan) to eligible non-union employees. The Corporation’s contributions into the thrift plan are based on 50% of the participant’s contribution, limited to 3% of the participant’s base salary. Corporation thrift plan contributions were $10 million for the year ended December 31, 2002 and $11 million for the years ended December 31, 2001, and 2000.

Railroad Retirement System – All Railroad employees are covered by the Railroad Retirement System (the System). On December 21, 2001, The Railroad Retirement and Survivors’ Improvement Act of 2001 (the Act) was signed into law. The Act was a result of historic cooperation between rail management and labor, and provides improved railroad retirement benefits for employees and reduced payroll taxes for employers. Contributions made to the System are expensed as incurred and amounted to approximately $595 million in 2002, $607 million in 2001 and $611 million in 2000.

Other Postretirement Benefits – All non-union and certain of the Corporation’s union employees participate in defined contribution medical and life insurance programs for retirees. The Corporation also provides medical and life insurance benefits on a cost sharing basis for qualifying employees. These costs are funded as incurred.

Pension Plans – The Corporation provides defined benefit retirement income to eligible non-union employees through qualified and non-qualified (supplemental) pension plans. Qualified and non-qualified pension benefits are based on years of service and the highest compensation during the latest years of employment. The qualified plans are funded based on the Projected Unit Credit actuarial funding method and are funded at not less than the minimum funding standards set forth in the Employee Retirement Income Security Act of 1974, as amended and not more than the maximum amount deductible for tax purposes. The Corporation has settled a portion of the non-qualified unfunded supplemental plan’s accumulated benefit obligation by purchasing annuities.

Changes in the Corporation’s projected benefit obligation are as follows, for the years ended December 31, 2002 and 2001:

	Pension		Other Postretirement Benefits
Millions of Dollars	2002	2001	2002	2001
Net benefit obligation at beginning of year	$1,654	$1,534	$497	$391
Service cost	21	22	6	6
Interest cost	117	113	37	30
Plan amendments	(1)	(19)	(48)	2
Actuarial loss	34	55	105	101
Special termination benefits	—	59	—	1
Gross benefits paid	(122)	(110)	(46)	(34)

Net benefit obligation at end of year	$1,703	$1,654	$551	$497

As part of the work force reduction plan, discussed in note 12, the Corporation reclassified $59 million and $1 million in 2001 for pension and other postretirement benefits, respectively, from other current liabilities to retiree benefits obligation.

Changes in the Corporation’s benefit plan assets are as follows for the years ended December 31, 2002 and 2001:

	Pension		Other Postretirement Benefits
Millions of Dollars	2002	2001	2002	2001
Fair value of plan assets at beginning of year	$1,404	$1,644	$—	$—
Actual return on plan assets	(159)	(139)	—	—
Employer contributions	108	9	46	34
Gross benefits paid	(122)	(110)	(46)	(34)

Fair value of plan assets at end of year	$1,231	$1,404	$—	$—

As of December 31, 2002, the Corporation had pension plans with accumulated benefits that exceeded the fair value of plan assets. The accumulated benefit obligation for these plans was $1.6 billion while the fair value of the assets was $1.2 billion at the end of 2002.

The components of the funded status of the benefit plans for the years ended December 31, 2002 and 2001 were as follows:

	Pension		Other Postretirement Benefits
Millions of Dollars	2002	2001	2002	2001
Funded status at end of year	$(472)	$(250)	$(551)	$(497)
Unrecognized net actuarial (gain) loss	290	(62)	171	71
Unrecognized prior service cost (credit)	55	65	(56)	(11)
Unrecognized net transition obligation	(4)	(5)	—	—

Net liability recognized at end of year	$(131)	$(252)	$(436)	$(437)

At December 31, 2002 and 2001, $43 million and $29 million, respectively, of the total pension and other postretirement liability were classified as a current liability.

The Corporation decreased its assumed long-term rate of return on pension plan assets, during 2002, from 10% to 9%. This assumption change resulted in an increase to 2002 pension expense of $16 million.

During 2002, actual asset returns for the Corporation’s pension plans were adversely impacted by continued deterioration in the equity markets. Actual return on pension plan assets was approximately negative 10% in 2002. During the same time, corporate bond yields, which are used in determining the discount rate for future pension obligations, continued to decline. As a result of negative asset returns and lower discount rates, the Corporation was required to recognize an additional minimum pension liability. The liability was recorded as a $141 million after-tax reduction to common shareholders’ equity as part of accumulated other comprehensive income (loss). The equity reduction would be restored to the balance sheet in future periods when the fair value of plan assets exceeds the accumulated benefit obligations. Recognition of this reduction to equity does not affect net income or cash flow in 2002 and has no impact on compliance with debt covenants.

While the interest rate and asset return environment has significantly impacted the funded status of the Corporation’s plans, the Corporation does not currently have minimum funding requirements, as set forth in employee benefit and tax laws. Even though no minimum funding is required, the Corporation voluntarily contributed $100 million to its pension plan during 2002.

Amounts recognized for the benefit plan liabilities in the Consolidated Statements of Financial Position for December 31, 2002 and 2001 consisted of:

	Pension		Other Postretirement Benefits
Millions of Dollars	2002	2001	2002	2001
Prepaid benefit cost	$7	$5	$—	$—
Accrued benefit cost	(137)	(257)	(436)	(437)
Additional minimum liability	(294)	(33)	—	—
Intangible assets	55	22	—	—
Accumulated other comprehensive income	238	11	—	—

Net liability recognized at end of year	$(131)	$(252)	$(436)	$(437)

The components of the Corporation’s net periodic pension and other postretirement costs (income) for the years ended December 31, 2002, 2001 and 2000 were as follows:

	Pension			Other Postretirement Benefits
Millions of Dollars	2002	2001	2000	2002	2001	2000
Service cost	$21	$22	$20	$6	$6	$5
Interest cost	117	113	109	37	30	28
Expected return on assets	(144)	(157)	(145)	—	—	—
Amortization of:
Transition obligation	(2)	(1)	(2)	—	—	—
Prior service cost (credit)	9	12	13	(3)	(2)	(3)
Actuarial gain	(15)	(23)	(26)	5	—	(2)

Total net periodic benefit cost (income)	$(14)	$(34)	$(31)	$45	$34	$28

At December 31, 2002 and 2001, approximately 34% and 32%, respectively, of the funded plans’ assets each year were held in fixed-income and short-term securities, with the remainder in equity securities.

The weighted-average actuarial assumptions for the years ended December 31, 2002, 2001 and 2000 were as follows:

	Pension			Other Postretirement Benefits
Percentages	2002	2001	2000	2002	2001	2000
Discount rate	6.75%	7.25%	7.50%	6.75%	7.25%	7.50%
Expected return on plan assets	9.0	10.0	10.0	N/A	N/A	N/A
Rate of compensation increase	3.75	4.25	4.50	3.75	4.25	4.50
Health care cost trend:
Current	N/A	N/A	N/A	10.00	7.70	7.70
Level in 2006	N/A	N/A	N/A	5.00	5.50	5.50

Assumed health care cost trend rates have a significant effect on the amount reported for health care plans. A one-percentage point change in the assumed health care cost trend rates would have the following effects on other postretirement benefits:

Millions of Dollars	One % pt. Increase	One % pt. Decrease
Effect on total service and interest cost components	$5	$(4)
Effect on postretirement benefit obligation	50	(45)

7. Stock Options and Other Stock Plans

The Corporation has no options outstanding under the 1988 Stock Option and Restricted Stock Plan of Union Pacific Corporation (1988 Plan) and 11,146,185 options outstanding under the 1993 Stock Option and Retention Stock Plan of Union Pacific Corporation (1993 Plan). There are 1,585,709 retention shares and stock units (the right to receive shares of common stock) outstanding under the 1993 Plan. There are 10,710 restricted shares outstanding under the 1992 Restricted Stock Plan for Non-Employee Directors of Union Pacific Corporation (1992 Directors Plan). The Corporation no longer grants options or awards of restricted stock under the 1988 Plan, the 1993 Plan or the 1992 Directors Plan.

The UP Shares Stock Option Plan of Union Pacific Corporation (UP Shares Plan) was approved by UPC’s Board of Directors on April 30, 1998. The UP Shares Plan reserved 12,000,000 shares of UPC common stock for issuance. The UP Shares Plan was a broad-based option program that granted eligible active employees on April 30, 1998 an option to purchase 200 shares of UPC common stock at $55.00 per share. All options granted were non-qualified options that became exercisable on May 1, 2001 and remain exercisable until April 30, 2008. If an optionee’s employment terminates for any reason, the option remains exercisable for a period of one year after the date of termination, but no option is exercisable after April 30, 2008. Pursuant to the terms of the UP Shares Plan, no options may be granted after April 30, 1998. As of December 31, 2002, there were 8,042,120 options outstanding under the UP Shares Plan.

The Corporation adopted the Executive Stock Purchase Incentive Plan (ESPIP) effective October 1, 1999, in order to encourage and facilitate ownership of UPC common stock by officers and other key executives of the Corporation and its subsidiaries. Under the ESPIP, participants purchased a total of 1,008,000 shares of UPC common stock with the proceeds of 6.02% interest-bearing, full recourse loans from the Corporation. Loans totaled $47 million and have a final maturity date of January 31, 2006. Deferred cash payments were to be awarded to the participants to repay interest and the loan principal if certain performance and retention criteria were met within a 40-month period ending January 31, 2003. Dividends paid on the purchased shares were originally assigned to the Corporation to offset the accrued interest on the loan balance until March 2001 when the first performance criterion was satisfied and, accordingly thereafter, the dividends on the purchased shares were paid directly to the participants. Satisfaction of the first performance criterion also entitled participants to receive a cash payment equal to the net accrued interest on the outstanding principal balance of the loan. Satisfaction of the second performance criterion, in December 2002, entitled participants to receive a cash payment equal to one-third of the outstanding principal balance of their loan, and satisfaction of the retention criterion of continued employment with the Corporation until January 31, 2003, entitled participants to receive an additional cash payment equal to one-third of the outstanding principal balance of their loan. Such payments shall be applied against the participants’ outstanding loan balance pursuant to the terms of the ESPIP. The remaining balance of the loan is payable in three equal installments on January 31, 2004, January 31, 2005 and January 31, 2006.

In April 2000, the shareholders approved the Union Pacific Corporation 2000 Directors Plan (Directors Plan) whereby 550,000 shares of UPC common stock were reserved for issuance to non-employee directors of the Corporation. Under the Directors Plan, each non-employee director, upon his or her initial election to the Board of Directors, receives a grant of 1,000 shares of restricted shares or restricted stock units. Additionally, each non-employee director receives annually an option to purchase a number of shares of UPC common stock, not to exceed 5,000 shares during any calendar year, determined by dividing 60,000 by 1/3 of the fair market value of one share of UPC common stock on the date of such Board of Directors meeting, with the resulting quotient rounded up or down to the nearest 50 shares. As of December 31, 2002, there were 3,000 restricted shares outstanding under the Directors Plan and there were 72,050 options outstanding under the Directors Plan.

In November 2000, the Corporation approved the 2001 Long Term Plan (LTP). Participants were awarded retention shares or stock units and cash awards subject to the attainment of certain performance targets and continued employment through January 31, 2004. The LTP performance criteria include three year (for fiscal years 2001, 2002 and 2003) cumulative earnings per share and stock price targets.

The Union Pacific Corporation 2001 Stock Incentive Plan (2001 Plan) was approved by the shareholders in April 2001. The 2001 Plan reserved 12,000,000 shares of UPC common stock for issuance to eligible employees of the Corporation in the form of non-qualified options, incentive stock options, retention shares, stock units and incentive bonus awards. Awards and options under the 2001 Plan may be granted to employees of the Corporation and its subsidiaries. Non-employee directors are not eligible. As of December 31, 2002, there were 854,931 retention shares and stock units outstanding under the 2001 Plan, and there were 2,074,950 options outstanding under the 2001 Plan.

Pursuant to the above plans, 9,544,569, 12,461,025, and 6,089,561 shares of UPC common stock were available for grant at December 31, 2002, 2001 and 2000, respectively.

Options – Stock options are granted with an exercise price equal to the fair market value of the Corporation’s common stock as of the date of the grant. Options are granted with a 10-year term and are generally exercisable one to two years after the date of the grant. A summary of the stock options issued under the 1988 Plan, the 1993 Plan, the UP Shares Plan, the Directors Plan and the 2001 Plan, and changes during the years ending December 31 are as follows:

	Year Ended December 31,
	2002		2001		2000
	Shares	Weighted -Average Exercise Price	Shares	Weighted -Average Exercise Price	Shares	Weighted -Average Exercise Price
Outstanding, beginning of year	23,189,323	$51.12	25,342,300	$50.48	25,391,470	$50.41
Granted	2,107,500	61.14	1,798,150	49.91	253,250	41.96
Exercised	(3,814,625)	45.99	(2,044,997)	38.63	(175,900)	30.05
Forfeited	(130,093)	54.99	(1,906,130)	54.82	(126,520)	48.64

Outstanding, end of year	21,352,105	$53.00	23,189,323	$51.12	25,342,300	$50.48

Options exercisable at year end	18,897,155	$52.04	21,053,773	$51.13	13,758,817	$47.00

Weighted-average fair value of options granted during the year		$17.78		$13.09		$11.84

The following table summarizes information about the Corporation’s outstanding stock options as of December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$20.60 - $41.91	1,224,249	2.82	$33.12	1,224,249	$33.12
$42.87 - $52.53	5,133,671	6.02	47.78	5,130,671	47.78
$52.88 - $62.40	14,994,185	5.34	56.42	12,542,235	55.62

$20.60 - $62.40	21,352,105	5.36	$53.00	18,897,155	$52.04

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions for options granted in 2002, 2001, and 2000, respectively: risk-free interest rates of 4.4%, 4.3% and 5.1%; dividend yield of 1.3%, 1.4% and 1.6%; expected lives of 5 years, 4 years and 4 years; and volatility of 28.8%, 29.5% and 31.4%.

Restricted Stock and Other Incentive Plans – The Corporation’s plans provide for awarding retention shares of common stock or stock units to eligible employees. These awards are subject to forfeiture if employment terminates during the prescribed retention period, generally three or four years, or, in some cases, if a certain prescribed stock price or other financial criteria is not met. Restricted stock awards are issued to non-employee directors and are subject to forfeiture if certain service requirements are not met. During the year ended December 31, 2002, 804,956 retention shares, stock units, and restricted shares were issued at a weighted-average fair value of $58.21. During 2001, 387,540 retention shares, stock units, and restricted shares were issued at a weighted-average fair value of $49.95. During 2000, 283,059 retention shares, stock units, and restricted shares were issued at a weighted-average fair value of $41.21. The cost of retention and restricted awards is amortized to expense over the retention period.

Under the LTP, 11,900 performance retention stock units and 1,019,500 performance retention shares and stock units were issued at a weighted-average fair value of $60.97 and $50.07 during 2002 and 2001, respectively. The cost of the LTP is expensed over the performance period which ends January 31, 2004.

The cost associated with the ESPIP retention criterion is amortized to expense over the 40-month period. The cost associated with the ESPIP first performance criterion is expensed over the life of the loan, and the cost associated with the second performance criterion was expensed in December 2002.

During the years ended December 31, 2002, 2001 and 2000, UPC expensed $50 million, $18 million and $18 million, respectively, related to the other incentive plans described above.

8. Earnings Per Share

The following table provides a reconciliation between basic and diluted earnings per share for the years ended December 31, 2002, 2001 and 2000:

Millions, Except Per Share Amounts	2002	2001	2000
Income statement data:
Income from continuing operations	$1,265	$934	$810
Income from discontinued operations	76	32	32

Net income available to common shareholders - basic	$1,341	$966	$842
Dilutive effect of interest associated with the CPS	58	58	58

Net income available to common shareholders - diluted	$1,399	$1,024	$900

Weighted-average number of shares outstanding:
Basic	252.1	248.0	246.5
Dilutive effect of stock options	1.8	1.3	0.6
Dilutive effect of retention shares, stock units and restricted shares	1.1	0.8	0.6
Dilutive effect of CPS	21.8	21.8	21.8

Diluted	276.8	271.9	269.5

Earnings per share – basic:
Income from continuing operations	$5.02	$3.77	$3.29
Income from discontinued operations	0.30	0.13	0.13

Net income	$5.32	$3.90	$3.42

Earnings per share – diluted:
Income from continuing operations	$4.78	$3.65	$3.22
Income from discontinued operations	0.27	0.12	0.12

Net income	$5.05	$3.77	$3.34

Common stock options totaling 2.3 million, 12.8 million and 21.5 million shares for 2002, 2001 and 2000, respectively were excluded from the computation of diluted EPS because the exercise prices of these options exceeded the average market price of the Corporation’s common stock for the respective periods, and the effect of their inclusion would be anti-dilutive.

9. Commitments and Contingencies

Unasserted Claims – There are various claims and lawsuits pending against the Corporation and certain of its subsidiaries. It is not possible at this time for the Corporation to determine fully the effect of all unasserted claims on its consolidated financial condition, results of operations or liquidity; however, to the extent possible, where unasserted claims can be estimated and where such claims are considered probable, the Corporation has recorded a liability. The Corporation does not expect that any known lawsuits, claims, environmental costs, commitments, contingent liabilities or guarantees will have a material adverse effect on its consolidated financial condition, results of operations or liquidity.

Personal Injury and Occupational Illness – The cost of injuries to employees and others related to Railroad activities or in accidents involving the trucking segment is charged to expense based on actuarial estimates of the ultimate cost and number of incidents each year. During 2002, the Railroad’s reported number of work-related injuries that resulted in lost job time decreased 5% compared to the number of injuries reported during 2001, and accidents at grade crossings decreased 16% compared to 2001. Annual expenses for the Corporation’s personal injury-related events were $221 million in 2002, $200 million in 2001 and $204 million in 2000. As of December 31, 2002 and 2001, the Corporation had a liability of $671 million and $700 million, respectively, accrued for future personal injury costs, of which $274 million and $275 million were recorded in current liabilities as accrued casualty costs, respectively. The Railroad has additional amounts accrued for claims related to certain occupational illnesses. Compensation for Railroad work-related accidents is governed by the Federal Employers’ Liability Act (FELA). Under FELA, damages are assessed based on a finding of fault through litigation or out-of-court settlements. The Railroad offers a comprehensive variety of services and rehabilitation programs for employees who are injured at work.

Environmental –The Corporation generates and transports hazardous and non-hazardous waste in its current and former operations, and is subject to federal, state and local environmental laws and regulations. The Corporation has identified approximately 433 sites at which it is or may be liable for remediation costs associated with alleged contamination or for violations of environmental requirements. This includes 52 sites that are the subject of actions taken by the U.S. government, 27 of which are currently on the Superfund National Priorities List. Certain federal legislation imposes joint and several liability for the remediation of identified sites; consequently, the Corporation’s ultimate environmental liability may include costs relating to activities of other parties, in addition to costs relating to its own activities at each site.

When an environmental issue has been identified with respect to the property owned, leased or otherwise used in the conduct of the Corporation’s business, the Corporation and its consultants perform environmental assessments on such property. The Corporation expenses the cost of the assessments as incurred. The Corporation accrues the cost of remediation where its obligation is probable and such costs can be reasonably estimated.

As of December 31, 2002 and 2001, the Corporation had a liability of $188 million and $171 million, respectively, accrued for future environmental costs, of which $71 million and $70 million were recorded in current liabilities as accrued casualty costs. The liability includes future costs for remediation and restoration of sites, as well as for ongoing monitoring costs, but excludes any anticipated recoveries from third parties. Cost estimates are based on information available for each site, financial viability of other potentially responsible parties, and existing technology, laws and regulations. The Corporation believes that it has adequately accrued for its ultimate share of costs at sites subject to joint and several liability. However, the ultimate liability for remediation is difficult to determine because of the number of potentially responsible parties involved, site-specific cost sharing arrangements with other potentially responsible parties, the degree of contamination by various wastes, the scarcity and quality of volumetric data related to many of the sites, and/or the speculative nature of remediation costs. The Corporation expects to pay out the majority of the December 31, 2002, environmental liability over the next five years, funded by cash generated from operations. The impact of current obligations is not expected to have a material adverse effect on the results of operations or financial condition of the Corporation.

Purchase Obligations and Guarantees – The Corporation and its subsidiaries periodically enter into financial and other commitments in connection with their businesses. The Corporation does not expect that these commitments or guarantees will have a material adverse effect on its consolidated financial condition, results of operations or liquidity.

At December 31, 2002, the Corporation had unconditional purchase obligations of $404 million for the purchase of locomotives as part of the Corporation’s multi-year capital asset acquisition plan. In addition, the Corporation was contingently liable for $368 million in guarantees and $52 million in letters of credit at December 31, 2002. These contingent guarantees were entered into in the normal course of business and include guaranteed obligations of affiliated operations. None of the guarantees individually are significant, and no liability related to these guarantees exists as of December 31, 2002. The final guarantee expires in 2022. The Corporation is not aware of any existing event of default, which would require it to satisfy these guarantees.

Other – In December 2001, the Railroad entered into a synthetic operating lease arrangement to finance a new headquarters building which will be constructed in Omaha, Nebraska. The expected completion date of the building is mid-2004. It will total approximately 1.1 million square feet with approximately 3,800 office workspaces. The cost to construct the new headquarters, including capitalized interest, is approximately $260 million. The Corporation has guaranteed all of the Railroad’s obligation under this lease.

UPRR is the construction agent for the lessor during the construction period. The Railroad has guaranteed, in the event of a loss caused by or resulting from its actions or failures to act as construction agent, 89.9% of the building related construction costs incurred up to that point during the construction period. Total building related costs incurred and drawn from the lease funding commitments as of December 31, 2002, were approximately $50 million. Accordingly, the Railroad’s guarantee at December 31, 2002, was approximately $45 million. As construction continues and additional costs are incurred, this guarantee will increase accordingly.

After construction is complete, UPRR will lease the building under an initial term of five years with provisions for renewal for an extended period subject to agreement between the Railroad and lessor. At any time during the lease, the Railroad may, at its option, purchase the building at approximately the amount expended by the lessor to construct the building. If the Railroad elects not to purchase the building or renew the lease, the building is returned to the lessor for remarketing, and the Railroad has guaranteed a residual value equal to 85% of the total construction related costs. The guarantee will be approximately $220 million.

10. Other Income

Other income included the following:

Millions of Dollars	2002	2001	2000
Net gain on non-operating asset dispositions	$287	$133	$88
Rental income	60	89	75
Interest income	14	12	11
Fuel swaptions	5	(18)	—
Other, net	(42)	(55)	(46)

Total	$324	$161	$128

Included in the 2002 gain on non-operating asset dispositions is a pre-tax gain of $141 million related to the sale of land, track, operating rights and facilities to the Utah Transit Authority (UTA) for $185 million, which included approximately 175 miles of track that stretches from Brigham City, Utah, through Salt Lake City, Utah, south to Payson, Utah. The transaction contributed $88 million to the Corporation’s earnings on an after-tax basis. An additional $16 million of the pre-tax gain has been deferred pending successful completion of arrangements for the relocation of various existing facilities.

Also included in the 2002 gain on non-operating asset dispositions is a pre-tax gain of $73 million related to the sale of land and track to the Santa Clara Valley Transportation Authority (VTA) for $80 million, which included approximately 15 miles of track that stretches from William Street in San Jose, California, north to Paseo Padre Parkway in Fremont, California. The transaction contributed $45 million to the Corporation’s earnings on an after-tax basis.

11. Accounting Pronouncements

In August 2001, the FASB issued Statement No. 143, “Accounting for Asset Retirement Obligations” (FAS 143). FAS 143 is effective for the Corporation beginning January 1, 2003. FAS 143 requires that the Corporation record a liability for the fair value of an asset retirement obligation when the Corporation has a legal obligation to remove the asset. The standard will affect the way the Corporation accounts for track structure removal costs, but will have no impact on liquidity. The Corporation is currently evaluating the impact of this statement on the Corporation’s Consolidated Financial Statements. Any impact resulting from the adoption of this statement will be recorded as a cumulative effect of a change in accounting principle in the first quarter of 2003.

In June 2002, the FASB issued Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (FAS 146). FAS 146 requires that a liability for a cost associated with an exit or disposal activity is recognized at fair value when the liability is incurred and is effective for exit or disposal activities that are initiated after December 31, 2002. Management believes that FAS 146 will not have a material impact on the Corporation’s Consolidated Financial Statements.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others” (FIN 45). FIN 45 is effective for guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for the year ending December 31, 2002, which 45 expand the disclosures required by a guarantor about its obligations under a guarantee. FIN 45 also requires the Corporation to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in the issuance of the guarantee. Management does not believe that FIN 45 will have a material impact on the Corporation’s Consolidated Financial Statements.

In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (FAS 148). FAS 148 provides alternative methods of transition for voluntary changes to the fair value based method of accounting for stock-based employee compensation, and amends the disclosure requirements including a requirement for interim disclosures. The Corporation currently discloses the effects of stock-based employee compensation and does not intend to voluntarily change to the alternative accounting principle.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. As described in note 9 to the Consolidated Financial Statements, Item 8, the Railroad has a synthetic operating lease arrangement to finance a new headquarters building, which falls within the guidance of FIN 46. In accordance with FIN 46, the Railroad will either consolidate, restructure or refinance the synthetic lease prior to July 1, 2003. The Corporation does not expect FIN 46 to have any impact on the treatment of the Sale of Receivables program as described in note 2 to the Consolidated Financial Statements.

12. 2000 Work Force Reduction Plan

The Corporation’s Board of Directors approved a work force reduction plan (the Plan) in the fourth quarter of 2000. The Plan called for the elimination of approximately 2,000 Railroad positions during 2001. The Corporation accrued $115 million pre-tax or $72 million after-tax in the fourth quarter of 2000 for costs related to the Plan. The expense was charged to salaries, wages and employee benefits in the Corporation’s 2000 Consolidated Statements of Income. Plan liability activity in 2001 included $49 million paid in cash or reclassified to contractual liabilities for severance benefits to 571 employees; $60 million of subsidized early retirement benefits covering 480 employees; with the remaining $6 million charged back against salaries, wages and employee benefits in the Corporation’s Consolidated Statements of Income. In December 2001, the Plan was completed with positions eliminated through a combination of subsidized early retirements, involuntary layoffs and attrition.

13. Selected Quarterly Data

Selected unaudited quarterly data are as follows:

Millions of Dollars, Except Per Share Amounts
2002	Mar. 31	June 30	Sep. 30	Dec. 31
Operating revenues	$2,662	$2,822	$2,850	$2,825
Operating income	489	583	619	562
Net income	222	304	437	378
Net income per share
Basic	0.89	1.21	1.73	1.49
Diluted	0.86	1.15	1.63	1.41

2001	Mar. 31	June 30	Sep. 30	Dec. 31
Operating revenues	$2,663	$2,708	$2,734	$2,725
Operating income	430	478	556	554
Net income	181	243	267	275
Net income per share
Basic	0.73	0.98	1.08	1.10
Diluted	0.72	0.95	1.04	1.06

14. Discontinued Trucking Segment

On August 4, 2003, UPC announced its intention to effect a sale of its entire trucking interest. On November 5, 2003, UPC completed the sale of its entire trucking interest through an initial public offering. In order to facilitate this offering, immediately prior to the consummation of the offering, Overnite Corporation, a newly formed corporation, acquired from UPC all of the outstanding common stock of Overnite Holding, Inc., a wholly owned subsidiary of UPC and the ultimate parent holding company of OTC and Motor Cargo. In exchange, Overnite Corporation issued to UPC (1) all of its outstanding common stock and (2) a $1.0 million promissory note payable by Overnite Corporation six months following the date of consummation of the acquisition. In addition, subsequent to this transaction but immediately prior to the consummation of the offering, Overnite Holding, Inc. paid to UPC a previously declared dividend consisting of $128 million in cash and the forgiveness of net intercompany advances from Overnite to UPC as of the date of the transaction between Overnite Corporation and UPC. The cash portion of the dividend payable to UPC was made from the proceeds of an initial borrowing under a new Overnite credit facility. UPC, as the selling shareholder, sold all of the common stock of Overnite Corporation in an underwritten initial public offering and received all of the proceeds of the offering, less discounts and commissions paid to the underwriters and estimated expenses.

The entire trucking segment of UPC was reclassified as a discontinued operation during the period covered by this report, which includes the reclassification of the segment as a discontinued operation for all periods presented.

The following table presents a statement of financial position for the discontinued operations as of December 31, 2002 and 2001:

Millions of Dollars	2002	2001
Current assets	$254	$225
Properties, net	501	502
Other assets	27	24

Total assets	782	751

Current liabilities	179	153
Noncurrent liabilities	128	169

Total liabilities	307	322

Net assets of discontinued operations	$475	$426

Accumulated other comprehensive income	$84	$—

The December 31, 2002 and 2001 numbers vary from those recorded in the Overnite Corporation final Prospectus dated October 30, 2003, due primarily to the classification of deferred taxes, as well as the elimination of intercompany receivables for consolidated financial statement purposes.

The following table presents the revenues and income before income taxes for the discontinued operations for the years ended December 31, 2002, 2001 and 2000:

Millions of Dollars	2002	2001	2000
Revenues	$1,332	$1,143	$1,113
Income before income taxes	$71	$54	$53

INDEPENDENT AUDITORS’ REPORT

Union Pacific Corporation, its Directors and Shareholders:

We have audited the accompanying consolidated statements of financial position of Union Pacific Corporation and Subsidiary Companies (the Corporation) as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in common shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the Corporation’s consolidated financial statement schedule of valuation and qualifying accounts for each of the three years in the period ended December 31, 2002. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Union Pacific Corporation and Subsidiary Companies at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/S/    DELOITTE & TOUCHE LLP

Omaha, Nebraska

January 22, 2003

(December 12, 2003 as to Note 14)

Item 15. Exhibits, Financial Statement Schedules and Reports on Form 8-K

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

Union Pacific Corporation and Subsidiary Companies

Millions of Dollars, for the Years Ended December 31,	2002	2001	2000
Allowance for doubtful accounts:

Balance, beginning of period	$110	$99	$94
Charged to expense	16	17	12
Write-offs, net of recoveries	(18)	(6)	(7)

Balance, end of period	$108	$110	$99

Accrued casualty costs:

Balance, beginning of period	$1,094	$1,190	$1,259
Charged to expense	359	329	320
Cash payments and other reductions	(376)	(425)	(389)

Balance, end of period	$1,077	$1,094	$1,190

Accrued casualty costs are presented in the Consolidated Statements of Financial Position as follows:

Current	$419	$421	$412
Long-term	658	673	778

Balance, end of period	$1,077	$1,094	$1,190

EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES

Union Pacific Corporation and Subsidiary Companies

Millions of Dollars, Except for Ratio	2002	2001	2000	1999	1998
Earnings from continuing operations	$1,265	$934	$810	$765	$(101)
Undistributed equity (earnings) loss	(34)	(48)	24	(45)	(44)

Total earnings	1,231	886	834	720	(145)

Income taxes	680	545	446	416	(82)

Fixed charges:
Interest expense including amortization of debt discount	632	700	722	732	714
Portion of rentals representing an interest factor	43	42	171	183	178

Total fixed charges	675	742	893	915	892

Earnings available for fixed charges	$2,586	$2,173	$2,173	$2,051	$665

Ratio of earnings to fixed charges	3.8	2.9	2.4	2.2	[ a]

[a]	1998 earnings were inadequate to cover fixed charges by $227 million.

EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 2-79663, Post-Effective Amendment No. 1 to Registration Statement No. 33-12513, Registration Statement No. 33-18877, Registration Statement No. 33-22106, Registration Statement No. 33-44236, Registration Statement No. 33-53968, Registration Statement No. 33-49785, Registration Statement No. 33-49849, Registration Statement No. 33-51071, Registration Statement No. 33-51735, Registration Statement No. 33-58563, Registration Statement No. 333-10797, Registration Statement No. 333-13115, Registration Statement No. 333-16563, Registration Statement No. 333-88225, Registration Statement No. 333-88709, Registration Statement No. 333-57958, Registration Statement No. 333-61856, Registration Statement No. 333-42768, Registration Statement No. 333-101430, Registration Statement No. 333-106707, Registration Statement No. 333-106708, Registration Statement No. 333-105714 and Registration Statement No. 333-105715 on Forms S-8 and Post-Effective Amendment No. 1 to Registration Statement No. 333-51617, Registration Statement No. 333-88666 and Amendment No. 1 to Registration Statement No. 333-88666 on Forms S-3 of our report dated January 22, 2003 (December 12, 2003 as to Note 14), appearing in this Current Report on Form 8-K of Union Pacific Corporation.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Omaha, Nebraska
December 15, 2003